                                                                   EXHIBIT 10.42

________________________________________________________________________________




                              AMENDED AND RESTATED

                    LETTER OF CREDIT AND GUARANTY AGREEMENT


                           Dated as of August 1, 1994


                                     Among


                         FOOTHILL CAPITAL CORPORATION,


                            BANK OF AMERICA NATIONAL
                          TRUST & SAVINGS ASSOCIATION


                          as Agent and as Issuing Bank


                                AND OTHER BANKS





________________________________________________________________________________

                                                                    ARTICLE I
                                                         DEFINITIONS AND ACCOUNTING TERMS


  1.01.  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  1.02.  Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                                   ARTICLE II
                                                      AMOUNT AND TERMS OF LETTERS OF CREDIT
                                                  AND SHIPSIDE BONDS AND PARTICIPATIONS THEREIN

  2.01.  Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  2.02.  Issuing the Letters of Credit and Shipside Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  2.03.  Participations Purchased by Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  2.04.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  2.05.  Reduction of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  2.06.  Payments and Computations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  2.07.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  2.08.  Extension of Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  2.09.  Evidence of Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  2.10.  Indemnification; Nature of the Issuing Bank's Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  2.11.  Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  2.12.  Sharing of Payments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  2.13.  Uniform Customs and Practice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                                   ARTICLE III
                                                                    GUARANTY

  3.01.  Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  3.02.  Notice of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  3.03.  Guaranty Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  3.04.  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  3.05.  Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  3.06.  Continuing Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                                   ARTICLE IV
                                                   CONDITIONS TO EFFECTIVENESS AND TO ISSUANCE

  4.01.  Conditions Precedent to Effectiveness of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  4.02.  Conditions Precedent to Issuance of each Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  4.03.  Conditions Precedent to Issuance of each Shipside Bond . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                                                                    ARTICLE V
                                                         REPRESENTATIONS AND WARRANTIES

  5.01.  Status and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  5.02.  Organizational Status of Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  5.03.  Location of Offices, Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  5.04.  Organizational Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  5.05.  Enforceable Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  5.06.  Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  5.07.  No Burdensome Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

  5.08.  No Material Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  5.09.  Good Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  5.10.  Margin Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  5.11.  Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  5.12.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  5.13.  Taxes and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  5.14.  Trademarks, Patents, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  5.15.  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  5.16.  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  5.17.  Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
  5.18.  Environmental Laws, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
  5.19.  No Default or Event of Default; Compliance with Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  5.20.  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  5.21.  [Deliberately omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  5.22.  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  5.23.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  5.24.  Ownership and Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  5.25.  Partnerships and Other Affiliated Entities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  5.26.  Other Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  5.27.  Account Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  5.28.  Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  5.29.  Letter of Credit and Shipside Bond Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  5.30.  Company Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                                   ARTICLE VI
                                                              AFFIRMATIVE COVENANTS

  6.01.  Reporting and Information Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  6.02.  Taxes and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  6.03.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  6.04.  Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  6.05.  Properties in Good Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  6.06.  Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
  6.07.  Pay Indebtedness and Perform Other Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
  6.08.  Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
  6.09.  Notice of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
  6.10.  Environmental Laws, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
  6.11.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
  6.12.  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  6.13.  Maintain Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  6.14.  Company Credit Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                                                   ARTICLE VII
                                                               FINANCIAL COVENANTS

  7.01.  Adjusted Consolidated Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  7.02.  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  7.03.  Unused Committed Bank Credit Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  7.04.  Purchased Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  7.05.  Industry Concentration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  7.06.  Settlement Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52





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

                                                                  ARTICLE VIII
                                                               NEGATIVE COVENANTS

   8.01.  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
   8.02.  Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
   8.03.  Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
   8.04.  Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
   8.05.  Merger, Consolidation, Sale and Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
   8.06.  Permitted Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
   8.07.  Amendments of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
   8.08.  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
   8.09.  Inconsistent Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
   8.10.  Borrower Concentration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
   8.11.  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
   8.12.  Consolidated Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
   8.13.  Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

                                                                   ARTICLE IX
                                                                EVENTS OF DEFAULT

   9.01.  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
   9.02.  Consequences of an Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
   9.03.  Suits for Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

                                                                    ARTICLE X
                                                           THE AGENT AND ISSUING BANK

  10.01.  Authorization and Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
  10.02.  Agent's Reliance, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
  10.03.  Bank of America and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
  10.04.  Bank Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
  10.05.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
  10.06.  Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

                                                                   ARTICLE XI
                                                         ASSIGNMENTS AND PARTICIPATIONS

  11.01.  Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
  11.02.  Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

                                                                   ARTICLE XII
                                                                  MISCELLANEOUS

  12.01.  Amendments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
  12.02.  Notices, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
  12.03.  No Implied Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
  12.04.  Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
  12.05.  Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
  12.06.  Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
  12.07.  Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
  12.08.  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
  12.09.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
  12.10.  Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
  12.11.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
  12.12.  WAIVER OF JURY TRIAL AND SETOFF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

                                   SCHEDULES

Schedule I        -        Subsidiaries
Schedule II       -        Locations of Books and Records
Schedule III      -        Intercompany tax allocation policy
Schedule IV       -        Certain transactions within affiliates
Schedule V        -        Permitted Senior Debt
Schedule VI       -        Permitted Subordinated Debt


                                    EXHIBITS

Exhibit A         -        Form of Notice for Extension of Termination Date
Exhibit B         -        Form of Opinion of Counsel to the Company
Exhibit C         -        Form of Assignment and Acceptance
Exhibit D         -        Form of Reimbursement Agreement dated as of December 12, 1990 entered into in connection with that certain irrevocable letter of credit no. 901211IS274LA issued by Security Pacific National Bank for the account of South Central Health Services,
                           Inc. d/b/a Pinelands Hospital.

                 THIS AMENDED AND RESTATED LETTER OF CREDIT AND GUARANTY AGREEMENT dated as of August 1, 1994, is among:

     (i)         FOOTHILL CAPITAL CORPORATION, a California corporation (the
                 "Company"),

    (ii) The financial institutions listed on the signature pages of this Agreement under the heading "Banks" (collectively, the "Initial Banks"), and

   (iii) BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (being referred hereinafter as "Bank of America), as agent for the Banks and the Issuing Bank defined herein (such agent and any successor agent appointed pursuant to Section 10.06 hereof being hereinafter referred to as the "Agent").

                 PRELIMINARY STATEMENTS

                 (1) The Company, the Agent, the Issuing Bank and the Initial Banks have entered into an Amended and Restated Letter of Credit and Guaranty Agreement dated as of August 6, 1993, as amended by a First Amendment dated as of March 1, 1994 (the "Existing Agreement").

                 (2) The Company, the Agent, the Initial Banks and Bank of America as the Issuer of the Letters of Credit (as defined below) and Shipside Bonds (as defined below) hereunder (in that capacity, the "Issuing Bank") desire to amend and restate the Existing Agreement in its entirety.

                 NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

                 SECTION 1.01. Certain Defined Terms. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

                          "Account Party" means, for any Letter of Credit or
                 Shipside Bond, the commercial finance customer of the Company obligated to the Issuing Bank under an Application and Agreement which has been Approved by the Company.

                          "Advances" means unsecured borrowings by the Company
                 from Foothill Group, in an aggregate outstanding principal amount not exceeding $5,000,000 at any one time, that (a) are evidenced by demand promissory notes, (b) are subordinated pursuant to the Foothill Group Subordination Agreement and (c) bear interest at no greater rate and involve fees and other amounts in respect thereof that are no higher than would be available at the time from a Person that is not an Affiliate.

                          "Adjusted Consolidated Net Worth" means, as of any
                 date of calculation, the amount, if any, by which the Eligible Assets of the Company and its Consolidated Subsidiaries exceeds the Total Liabilities of the Company and its Consolidated Subsidiaries as of such date.

                          "Affiliate" means any Person that, directly or
                 indirectly, controls or is controlled by or is under common control with any other Person and, without limiting the generality of the foregoing, shall include any Person that (i) beneficially owns or holds 5% or more of the Voting Interest of such other Person (determined either by number of shares or number of votes) or (ii) is an "associate" (as such term is defined in Rule 405 under the Securities Act of 1933, as in effect on the Effective Date) of such other Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

                          "Agent" has the meaning specified at the beginning of
                 this Agreement.

                          "Agent's Account" means the Agent's account no.
                 12331-15467, reference: Foothill L/C, maintained at the office of Bank of America at

                                  1850 Gateway Boulevard
                                  Concord, California  94104

                 or such other deposit account as the Agent may from time to time specify in writing to the Company and the Banks.

                          "Agreement" means this Amended and Restated Letter of
                 Credit and Guaranty Agreement dated as of August 1, 1994, as the same may be amended and supplemented from time to time.

                          "Allowance for Credit Losses" means items of the type
                 included on the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 1993, within the heading "Allowance for Credit Losses".

                          "Application and Agreement" means (a) a standard
                 Issuing Bank form of Standby Letter of Credit

                 Application and Agreement or Commercial Letter of Credit Application and Security Agreement, completed to describe the Letter of Credit to be issued thereunder and executed by the Account Party for whose account such Letter of Credit is, or is to be, issued by the Issuing Bank, (b) in the case of that certain direct pay letter of credit to support variable rate revenue bonds issued by the City of Nacogdoches Health Facilities Development Corporation pursuant to a certain trust indenture, dated as of December 1, 1985, a reimbursement agreement in substantially the form of Exhibit D hereto, and
                 (c) a standard Issuing Bank form of Customer Request for Letter of Indemnity, Release of Shipment without Surrender of Marine Bills of Lading, completed to describe the Shipside Bond to be issued thereunder and executed by the Account Party for whose account such Shipside Bond is, or is to be, issued by the Issuing Bank.

                          "Approve" or "Approved" by the Company with respect
                 to any Application and Agreement means that the Company has typed, written or stamped on such Application and Agreement the word "Approved" or a similar word, in each case executed on behalf of the Company by an officer or employee of the Company designated from time to time as authorized so to approve Applications and Agreements in a written notice to the Agent, accompanied by an incumbency certificate with specimen signature included.

                          "Assignment and Acceptance" means an assignment and
                 acceptance entered into by an assigning Bank and an Eligible Assignee, and accepted by the Agent, in accordance with
                 Section 11.01 hereof and in substantially the form of Exhibit
                 C.

                          "Authorized Representative" means, with respect to
                 the Company or Foothill Group, the respective president, executive vice president, chief financial officer, and any other officer of the Company or Foothill Group designated as such from time to time in a written notice to the Agent, accompanied by an incumbency certificate with specimen signature included.

                          "Bank Office" has the meaning specified in Section
                 2.07(a)(ii) hereof.

                          "Banks" means the Banks listed on the signature pages
                 hereof and each Eligible Assignee that becomes a party hereto pursuant to Section 11.01 hereof.

                          "Business Day" means any day other than (i) a
                 Saturday, Sunday or public holiday under the laws of the United States of America, the State of California, or the State of New York, or (ii) any other day on which banking institutions in the State of California or the State of New York are authorized or required by law or executive order not to be open for the conduct of their commercial banking business.

                          "Capital Interest" means, with respect to (i) any
                 corporation, common stock, preferred stock, and any and all shares or other equivalents (however designated) of any other corporate stock, of such corporation, and (ii) any partnership, partnership interests, whether general, special or limited, in such partnership.

                          "Capitalized Lease" means at any time any lease which
                 is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time means the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

                          "Change of Control" means:

                                  (a)   In the case of the Company.

                                        (i)     an issuance by the Company of
                          its Voting Interests, or a sale or other disposition of Voting Interests of the Company, whether by the Company, Foothill Group, any other Subsidiary of Foothill Group, or any other Person, which issuance, sale or other disposition has not been consented to by the Required Banks and which either

                                           (A)      results in Foothill Group,
                                  directly or through one or more of its
                                  Subsidiaries, owning or controlling less than 100% of the then outstanding Voting Interests of the Company, or

                                           (B)      occurs during any period in
                                  which Foothill Group, directly or through one or more of its Subsidiaries, owns or controls less than 100% of the then outstanding Voting Interests of the Company and does not result in an increase in the percentage of such Voting Interests so owned and controlled by Foothill Group, or

                                        (ii)    the election of a majority of
                          the corporate directors of the Company against the recommendation of the management or board of directors of the Company that was incumbent immediately prior to such election; or

                                        (iii) the ceasing of continuous and
                          active participation in the Company's operations with responsibilities at least equal to those assumed as of the date hereof by any two or more of John F. Nickoll, Peter E. Schwab and David C. Hilton.

                                  (b)   In the case of Foothill Group,

                                        (i)     the acquisition by any Person
                          (other than Foothill Group) or by any two or more Persons acting in concert (which group of Persons will be deemed to be a separate "Person" that "acquires" the Voting Interests held by the members of such group upon its formation for purposes of this definition), of 50% or more of the then outstanding Voting Interests of Foothill Group, which acquisition has not been consented to by the Required Banks; or

                                        (ii)    the election of a majority of
                          the corporate directors of Foothill Group against the recommendation of the management or board of directors of Foothill Group that was incumbent immediately prior to such election.

                                  (c)      For purposes hereof, in any case
                 where Voting Interests of the Company are owned or controlled by a Subsidiary of a Person, the percentage of Voting Interests of the Company deemed to be owned or controlled by such Person as a result of such Subsidiary's ownership or control shall be determined by multiplying the percentage of the Voting Interests of such Subsidiary which are owned and controlled by such Person by the percentage of the Voting Interests of the Company which are owned and controlled by such Subsidiary.

                                  (d)      In the case of a Change of Control
                 event described in clause (b)(i) of this definition, if all of the then outstanding unsecured senior debt securities of the Person acquiring the Voting Interests have an Investment Grade Rating, the consent of the Banks to such event shall not unreasonably be withheld. Notwithstanding the consent of the Banks to a Change of Control event described in clause (b)(i) of this definition, if within six months immediately following any such event the rating of any of the then outstanding unsecured senior debt securities of the Person having acquired the Voting Interests that is lower than an Investment Grade Rating, such occurrence shall be deemed a separate Change of Control.

                          "Code" means the Internal Revenue Code of 1986, as
                 amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. Reference to sections of the Code shall be construed also to refer to any successor sections.

                          "Commitment" of any Bank means, at any time, the
                 amount set opposite the name of such Bank on the signature pages hereof or, if such Bank has entered into one or more Assignments and Acceptances, set forth for such Bank in copies thereof maintained by the Agent pursuant to Section 11.01(c) hereof, in either case as such amount shall have been reduced or terminated pursuant to Sections 2.05, 2.08 or 9.02 hereof.

                          "Company" has the meaning specified at the beginning
                 of this Agreement.

                          "Consolidated" or "consolidated" means, as applied to
                 any financial or accounting term, determined on a consolidated basis in accordance with GAAP for the applicable Person.

                          "Consolidated Assets" means, as of any date of
                 calculation, the consolidated assets of the Company and its Consolidated Subsidiaries on the calculation date.

                          "Consolidated Capital Funds" means, as of any date of
                 calculation, the sum of Consolidated New Worth and Subordinated Debt.

                          "Consolidated Net Income" means, for any period of
                 calculation, the consolidated net income (after deduction of taxes chargeable to the Company or its Consolidated Subsidiaries) of the Company and its Consolidated Subsidiaries for such period.

                          "Consolidated Net Worth" means, as of any date of
                 calculation, the excess of assets of the Company and its Consolidated Subsidiaries over their liabilities on the calculation date.

                          "Consolidated Subsidiaries" of a Person means, as of
                 any date of determination, those Subsidiaries whose accounts are or should be consolidated with those of such Person in accordance with GAAP.

                          "Credit Commitment" means, at any time, the lesser of
                 (i) $80,000,000 or (ii) the aggregate amount of the Commitments of the Banks, as such lesser amount shall be reduced or terminated pursuant to Section 2.05, 2.08 or 9.02 hereof.

                          "D&P" means Duff & Phelps Credit Rating Company or
                 any successor thereto.

                          "Default" means an event which would constitute an
                 Event of Default but for the requirement that notice be given or time elapse or both.

                          "Delinquent Receivable" means the full unpaid amount
                 of a Finance Receivable (excluding Discount Receivables) on which an installment payment of accrued interest, finance charges or discount or outstanding principal has not been made within 90 days of its due date (including any such obligations relating to property or assets which are the subject of foreclosure proceedings, whether judicial or otherwise), and includes the full amount of any such obligations with respect to which there are arrearages, notwithstanding that installment payments of principal or interest are currently being made.

                          "Discount Receivable" means a debt instrument (of a
                 type that meets the criteria for Finance Receivables set forth in clauses (a) through (c), inclusive, of the definition thereof, other than any requirement for security) originating from a Person other than the Company or any Subsidiary thereof which is acquired at less than face or par value and, at the time of acquisition, is contractually in default, but without defense, set-off or counterclaim.

                          "Dollars" and the sign "$" each means lawful money of
                 the United States.

                          "Effective Date" has the meaning assigned to such
                 term in Section 4.01 hereof.

                          "Eligible Assignee" means any commercial bank
                 approved in writing by the Company and the Agent as an Eligible Assignee for purposes of this Agreement, provided that the Company's approval shall not be unreasonably withheld.

                          "Eligible Assets" means, as of any date of
                 calculation, an amount equal to the sum (without duplication) of the following assets of the Company and its Consolidated
                 Subsidiaries:

                                  (a)  cash, plus the cash surrender value of
                 life insurance policies, if any; plus

                                  (b)  Permitted Liquid Investments and
                 Investments permitted by Section 8.04 of this Agreement; plus

                                  (c)  prepaid expenses; plus

                                  (d) Repossessed Assets, at the lower of cost or estimated net realizable value; plus

                                  (e)  the Net Amount of Finance Receivables
                 less an amount equal to the greater of (i) Allowance for Credit Losses, as shown on the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of such date, or (ii) an amount equal to the sum of 75% of Non-Performing Assets as of such date.

                          "ERISA" means the Employment Retirement Income
                 Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

                          "ERISA Affiliate" means any Person that controls, is
                 controlled by, or is under common control with the Company or any Subsidiary thereof within the meaning of Section 4001 of ERISA.

                          "Event of Default" has the meaning specified in
                 Section 9.01 hereof.

                          "Extension Reply Date", "Extension Request" and
                 "Extension Request Date" each have the meaning assigned to such term in Section 2.08 hereof.

                          "FCC Holdings" means FCC Holdings Limited, a
                 California corporation.

                          "Federal Funds Rate" means, for any period, a
                 fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                          "Final Termination Date" means the latest Termination
                 Date with respect to any  Bank.

                          "Finance Receivables" means:

                                  (a)      accounts receivable arising from
                 commercial loans entered into or acquired by the Company or any of its Consolidated Subsidiaries, as lender, in the ordinary course of business, but only if such commercial loans are secured by accounts receivable, inventory, equipment and/or other property of the account debtor/borrower,

                                  (b)      accounts receivable arising from
                 secured equipment leases entered into or acquired by the Company or any of its Consolidated Subsidiaries, as lessor, in the ordinary course of business,

                                  (c)      accounts receivable arising from
                 secured equipment installment sales contracts entered into or acquired by the Company or any of its Consolidated Subsidiaries, as seller, in the ordinary course of business, and

                                  (d)      accounts receivable arising from
                 "loan" participations in transactions of a type described in clauses (a) through (c) above, acquired in the ordinary course of business by the Company or any of its Consolidated Subsidiaries as participant, but only if such participations vest in such participant an enforceable beneficial ownership interest in the subject loan, lease or sales contract and the accounts receivable arising therefrom, all of which are of the types included on the audited Consolidated financial statements of the Company and its Consolidated Subsidiaries as at December 31, 1993, within the heading "Finance Receivables" and including, without limitation, Discount Receivables, Non-Public Debt Instruments and Public Debt Securities.

                          "Fitch" means Fitch Investor's Service, Inc. or any
                 successor thereto.

                          "Foothill Group" means The Foothill Group, Inc., a
                 Delaware corporation.

                          "Foothill Group Subordinated Debt" means the
                 Indebtedness of the Company to Foothill Group listed on
                 Schedule VI and any additional Junior Subordinated Debt issued to Foothill Group as Permitted Subordinated Debt, including Advances.

                          "Foothill Group Subordination Agreement" means the
                 subordination agreement by the Company delivered as the "Foothill Group Subordination Agreement" as defined in and pursuant to the Multiyear Agreement and the 364 Day Agreement, and in form and substance satisfactory to the Agent.

                          "GAAP" means generally accepted accounting principles
                 as such principles in the United States of America are in effect from time to time.

                          "Governmental Authority" means any nation or
                 government, any state or other political subdivision thereof and any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, and any corporation or other entity owned or controlled (through ownership of Capital Interests or otherwise) by any of the foregoing.

                          "Guaranties" means guaranties, endorsements (other
                 than for collection in the ordinary course of business), and other contingent obligations of such Person, including obligations to make Investments, in respect of or in connection with the obligations of others.

                          "Hazardous Materials" means and includes, without
                 limitation, gasoline, petroleum products, explosives, radioactive materials, radon, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as may be defined as a hazardous or toxic substance by any Federal, state or local environmental law, ordinance, rule or regulation.

                          "Indebtedness" of a Person means and includes,
                 without duplication, (a) all items that, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date Indebtedness of such Person is to be determined, other than distributions on Capital Interests declared, but not paid (to the extent such distributions are not Restricted Payments),
                 (b) any liability secured by any mortgage, pledge, lien or security interest on property owned or acquired by such Person, whether or not such liability shall have been assumed by such Person and Capitalized Lease Obligations of such Person (without regard to any limitation of the rights and remedies or the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property) and (c) Guaranties.

                          "Ineligible Rewrite" means a Finance Receivable (a)
                 the terms and conditions of which have been rewritten, (b) that was more than 60 days delinquent as of the later of the date of actual execution or the effective date of the revised documentation therefor, and (c) in respect of which at least one of the following statements is not accurate and complete in all respects:

                                        (i)     the monthly payment on the
                          rewritten Finance Receivable is at least 50% of the original monthly payment (without giving effect to previous rewrites);

                                        (ii)    the obligor on the rewritten
                          Finance Receivable has made at least three (3)
                 consecutive payments in accordance with the rewritten payment schedule and each such payment was made within thirty (30) days of the date due;

                                        (iii) the rate of interest payable on
                          the rewritten Finance Receivable is a reasonable market rate and, unless such rewritten Finance Receivable arises from a rewritten equipment lease, in no event is the all-in-loan- yield less than two percent above the Reference Rate; or

                                        (iv)  said Finance Receivable has not
                          been more than sixty days delinquent more than once since the date first rewritten.

                          "Initial Banks" has the meaning specified at the
                 beginning of this Agreement.

                          "Investment" in any Person means any loan, advance,
                 or extension of credit to or for the account of, any guaranty, endorsement (other than for collection in the ordinary course of business) or other direct or indirect contingent liability in connection with the obligations, Capital Interests or dividends or other distribution of, any ownership, purchase or acquisition of any Capital Interest, obligations or securities of, or any other interest in or capital contribution to, such Person.

                          "Investment Grade Rating" means (a) with respect to
                 unsecured senior debt securities issued by a Person,

                                        (i)   a rating equal to or higher
                          than "BBB" by S&P and equal to or higher than "Baa2" by Moody's, or

                                        (ii)  in the event the applicable
                          unsecured senior debt securities are not rated by both S&P and Moody's, (A) the rating described in (i) for either S&P or Moody's and (B) a rating equal to or higher than "BBB" by D&P or by Fitch, or a comparable rating by another nationally recognized rating organization, which rating and organization are approved by the Required Banks, or

                                        (iii) in the event the applicable
                          unsecured senior debt securities are not rated by either of S&P and Moody's, any two of (A) a rating equal to or higher than "BBB" by Fitch, (B) a rating equal to or higher than "BBB" by D&P, or (C) a comparable rating by another nationally recognized rating organization, which rating and organization are approved by the Required Banks.

                                  (b)      with respect to commercial paper of
                 a Person, a rating equal to or higher than D-2 by D&P, F-2 by Fitch, Prime-2 by Moody's or A-2 by S&P.

                          "Issue" means, with respect to any Letter of Credit
                 or Shipside Bond, either issue, or extend the expiry of, or renew, or increase the amount of, such Letter of Credit or Shipside Bond, and the term "Issued" or "Issuance" shall have a corresponding meaning.

                          "Issuing Bank" has the meaning specified in
                 Preliminary Statement (2).

                          "Junior Subordinated Debt" means Subordinated Debt
                 that is subordinated in right and time of payment to all Senior Subordinated Debt.

                          "Letter of Credit" means (a) any letter of credit
                 (whether a standby letter of credit or a commercial documentary letter of credit but in each case appropriate to be issued under an Application and Agreement) Issued by the Issuing Bank pursuant to Article II hereof, in each case as amended, supplemented or otherwise modified from time to time and (b) in the case of that certain reimbursement agreement delivered in substantially the form of Exhibit D hereto, a letter of credit in substantially the form of Exhibit A attached to such reimbursement agreement, as amended, supplemented or otherwise modified from time to time.

                          "Letter of Credit Liability" relating to any Letter
                 of Credit means, as of any date of determination, all then existing liabilities of the Account Party of such Letter of Credit and of the Company to the Issuing Bank in respect of such Letter of Credit, whether such liability is contingent or fixed, and shall consist in principal amount of the sum of (a) the aggregate maximum amount then available to be drawn under such Letter of Credit (the determination of such maximum amount to assume compliance with all conditions for drawing) and (b) the aggregate amount which has then been paid by, and not been reimbursed to, the Issuing Bank under such Letter of Credit.

                          "Lien" means any interest in property securing an
                 obligation owed to a Person, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest arising from a mortgage, mortgage deed, deed of trust, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions and encumbrances, including but not limited to mechanics', materialmen's, warehousemen's, carriers' and other similar encumbrances, affecting property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

                          "Loan Documents" means this Agreement and the
                 Application and Agreements, in each case as amended, supplemented or otherwise modified from time to time.

                          "Material Adverse Effect" means, with respect to an
                 event, action or condition affecting the Company, any Subsidiary thereof, or any of their respective properties or revenues, an event, action or condition that would (a) adversely affect the validity or enforceability of, or the authority of the Company to perform its obligations under, any of the Loan Documents, (b) materially adversely affect the business, operations, assets or condition (financial or otherwise) of the Company or any Subsidiary thereof or the ability of the Company to perform its obligations under any of the Loan Documents or (c) materially adversely affect the business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

                          "Moody's" means Moody's Investors Service, Inc. or
                 any successor thereto.

                          "Multiemployer Plan" means a Plan that is a
                 multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                          "Multiyear Agreement" means that certain Multiyear
                 Revolving Credit Agreement dated as of June 30, 1994, among the Company, the Agent, and the banks party thereto, as amended or supplemented from time to time.

                          "Net Amount" means, as of any date of calculation,
                 with respect to a Finance Receivable or a Discount Receivable an amount equal to the sum of:

                                  (a)      the outstanding principal component
                 thereof (exclusive of any unearned interest or finance charges or any unaccrued discount representing compensation for the use of borrowed money), less

                                  (b)      the portion, if any, of such
                 principal component that is the subject of a participation interest granted by the Company or any of its

                 Consolidated Subsidiaries to any Person other than the Company or any of its Consolidated Subsidiaries, less

                                  (c)      in the case of a Discount
                 Receivable, the discount from face or par value thereof at the time such Discount Receivable was acquired (but without duplication for amounts excluded from the principal component thereof in clause (a) above).

                          "Non-Performing Assets" means Delinquent Receivables,
                 Repossessed Assets and Ineligible Rewrites. For purposes of this definition, Repossessed Assets shall be valued at the lower of cost or estimated net realizable value.

                          "Non-Public Debt Instruments" means debt instruments
                 that are not required to be registered under the Securities Act of 1933 (other than those classified as Discount Receivables).

                          "Other Taxes" has the meaning specified in Section
                 2.07(b) hereof.

                          "PBGC" means the Pension Benefit Guaranty Corporation
                 established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

                          "Percentage" means, as of any date of calculation and
                 with respect to any Bank, the percentage (expressed as a decimal, rounded upward to the nearest 1/10,000th of 1%) that is equal to the Commitment of such Bank as of such date divided by the Credit Commitment as of such date, and multiplied by 100.

                          "Permitted Liquid Investment" means an Investment in
                 any of the following:

                                  (a)      direct obligations of, or
                 obligations guaranteed as to principal and interest by, the United States of America;

                                  (b)      demand deposits in, certificates of
                 deposit issued by, or bankers' acceptances (eligible for rediscount at Federal Reserve Banks) of, or collateralized repurchase agreements in respect of obligations described in clause (a) with, any of the Banks or any bank or trust company organized under the laws of the United States of America or any State thereof whose obligations or whose holding company's obligations are rated as least A by S&P or at least A by Moody's at the time such Investment is made;

                                  (c)      readily marketable commercial paper
                 that, at the time such Investment is made, is rated at least A-1 by S&P or at least Prime-1 by Moody's;

                                  (d) Indebtedness that is (i) traded on a national securities exchange and (ii) rated A or better by Moody's or S&P on the date of acquisition; or

                                  (e)      readily marketable commercial paper
                 (other than commercial paper described in clause (c)); provided that (i) the aggregate extended principal or face amount thereof held does not exceed $5,000,000 at any one time outstanding and (ii) at the time such Investment is made, such commercial paper is rated at least Prime-2 by Moody's or at least A-2 by S&P; and provided, that such Investment shall be payable in Dollars and shall mature or be subject to redemption at the option of the holder by its terms within twelve months after the date of acquisition thereof.

                          "Permitted Senior Debt" means (a) all Senior
                 Indebtedness of the Company and its Subsidiaries that is listed on Schedule V hereto and (b) additional unsecured Senior Indebtedness of the Company issued after the Effective Date, subject to the following conditions:

                                        (i)     the covenants, defaults and
                          other requirements applicable to such Senior
                          Indebtedness are no more restrictive, in any material respect, upon the Company and its Subsidiaries than those contained in the Loan Documents or applicable to the Senior Indebtedness listed on Schedule V hereto;

                                        (ii)    if Foothill Group enters into a
                          subordination agreement in respect thereof, the terms thereof shall not differ in any material respect from the terms of the Foothill Group Subordination Agreement; and

                                        (iii) no Default or Event of Default
                          shall exist at the date of issuance of such Senior Indebtedness and after giving effect thereto.

                          "Permitted Subordinated Debt" means (a) all
                 Subordinated Debt of the Company and its Subsidiaries that is listed on Schedule VI hereto and (b) additional unsecured Subordinated Debt of the Company issued after the Effective Date, subject to the following conditions:

                                        (i)     the final maturity of such
                          Subordinated Debt (other than Advances) may not be earlier than November 15, 2003;

                                        (ii)    the weighted average life to
                          maturity of such Subordinated Debt (other than Advances) shall extend at least three years beyond the Final Termination Date as in effect as of the date of issuance thereof;

                                        (iii) no principal or sinking fund
                          payment on or other redemption of such Subordinated Debt (other than Advances) may occur prior November 15, 1998;

                                        (iv)    the covenants, defaults and
                          other requirements applicable to such Subordinated Debt are no more restrictive, in any material respect, upon the Company and its Subsidiaries than those contained in the Loan Documents or applicable to the Subordination Debt listed on Schedule VI hereto;

                                        (v)     the subordination provisions
                          applicable to such Subordinated Debt (other than Foothill Group Subordinated Debt) do not differ in any respect from those applicable to the Subordinated Debt listed on Schedule VI hereto;

                                        (vi)    if Foothill Group enters into a
                          subordination agreement in respect thereof, the terms thereof shall not differ in any material respect from the terms of the Foothill Group Subordination Agreement; and

                                        (vii) no Default or Event of Default
                          shall exist at the date of issuance of such Subordinated Debt and after giving effect thereto.

                          "Person" or "person" means any individual,
                 partnership, firm, corporation, association, joint venture, trust or other entity, or any Governmental Authority.

                          "Plan" means, at any particular time, any employee
                 benefit plan that is covered by ERISA and in respect of which the Company or an ERISA Affiliate is (or, if such plan were terminated at such time, under Section 4069 of ERISA would be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                          "Prohibited Transaction" shall have the meaning set
                 forth in Section 406 of ERISA or Code Section 4975.

                          "Property" means all equipment, real estate or other
                 real or personal property, tangible or intangible, owned or operated by the Company or any Subsidiary thereof.

                          "Public Debt Securities" means debt instruments that
                 are registered under the Securities Act of 1933 (other than those classified as Discount Receivables).

                          "Purchased Receivables" means Discount Receivables,
                 Non-Public Debt Instruments and Public Debt Securities.

                          "Rating Agency" or "Rating Agencies" means any of
                 D&P, Fitch, Moody's and S&P, or any other nationally recognized rating organization approved by the Required Banks.

                          "Reference Rate" means the annual rate of interest
                 publicly announced from time to time by Bank of America in San Francisco, California, as its "Reference Rate". The Reference Rate is set by Bank of America based on various factors, including Bank of America's costs and desired returns, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank of America may price loans at, above or below its Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

                          "Reimbursement Obligations" has the meaning specified
                 in Section 3.01 hereof.

                          "Reportable Event" means any of the events set forth
                 in Section 4043(b) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. 2615.

                          "Repossessed Assets" means items of the type included
                 on the balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 1993, within the heading "Repossessed Assets".

                          "Required Banks" means at any time Banks having
                 Percentages aggregating in excess of 67%.

                          "Restricted Investment" means any Investment, to the
                 extent it does not constitute a Permitted Liquid Investment.

                          "Restricted Payment" means, with respect to the
                 Company and its Subsidiaries:

                                  (a)      the payment of any distribution or
                 dividend on any Capital Interest of the Company (other than dividends paid solely in Capital Interests of the Company); or

                                  (b)      any defeasance, redemption,
                 repurchase or other acquisition or retirement for value prior to scheduled maturity of any installment of principal of any Subordinated Debt (other than Advances) and any early payment of interest on, or other amounts due in respect of, any Subordinated Debt; or

                                  (c)      any payment on account of the
                 purchase, redemption or other retirement of any Capital Interest of the Company, or of any warrants, options or other rights to acquire any Capital Interest in the Company, (except a payment on account of the principal of and prepayment charge, if any, on convertible Indebtedness) or any other distribution made in respect thereof, either directly or indirectly.

                          "S&P" means Standard & Poor's Corporation or any
                 successor thereto.

                          "Senior Indebtedness" means, as of any date, all
                 Indebtedness of the Company and its Subsidiaries outstanding as of such date other than Subordinated Debt.

                          "Senior Subordinated Debt" means Subordinated Debt
                 that is senior in time and right of payment to Junior Subordinated Debt.

                          "Settlement Securities" means Capital Interests
                 granted in consideration or good faith settlement of Investments permitted by Section 8.04(d) hereof.

                          "Shipside Bond" means any shipside bond issued by the
                 Issuing Bank pursuant to Article II hereof, in each case as amended, supplemented or otherwise modified from time to time.

                          "Shipside Bond Sublimit" means, at any time,
                 $5,000,000, as such amount shall be reduced or terminated pursuant to Section 2.05, 2.08, or 9.02 hereof.

                          "Shipside Bond Liability" relating to any Shipside
                 Bond means, as of any date of determination, all then existing liabilities of the Account Party of such Shipside Bond and of the Company to the Issuing Bank in respect of such Shipside Bond, whether such liability is contingent or fixed, and shall consist of (a) the aggregate maximum amount then available to be advanced under such Shipside Bond and (b) the aggregate amount which has been paid by, and not been reimbursed to, the Issuing Bank under such Shipside Bond.

                          "Single Employer Plan" means any Plan which is
                 covered by Title IV of ERISA, but is not a Multiemployer
                 Plan.

                          "Solvent" means, as to any Person, that such Person
                 has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and owns property having a value, both at fair valuation and at then current fair salable value, greater than the amount required to pay its debts (including contingencies).

                          "State" means and includes, unless otherwise limited,
                 any State of the United States, the District of Columbia and the Commonwealth of Puerto Rico.

                          "Subordinated Debt" means all Indebtedness of the
                 Company which shall have been subordinated in time and right of payment to the obligations of the Company arising hereunder.

                          "Subordination Custodian" shall have the meaning
                 specified in the Foothill Group Subordination Agreement.

                          "Subsidiary" or "Subsidiaries" of any Person means
                 any corporation or partnership of which more than 50% of the outstanding Voting Interests in such corporation or partnership is at the time owned, directly or indirectly, by such Person, or by one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries.

                          "Taxes" has the meaning specified in Section 2.07(a)
                 hereof.

                          "Termination Date" means, with respect to each Bank,
                 July 30, 1995, or such later date as shall be requested by the Company and agreed to by such Bank pursuant to Section 2.08 hereof.

                          "364 Day Agreement" means that certain Revolving
                 Credit Agreement dated as of June 30, 1994, among the Company, the Agent, and the banks party thereto, as amended or supplemented from time to time.

                          "Total Liabilities" means, as of any date of
                 calculation, the aggregate outstanding Indebtedness of the Company and its Consolidated Subsidiaries as of such date, determined on consolidated basis in accordance with GAAP.

                          "Total Revenues" means, with respect to any fiscal
                 year, an amount equal to the sum included in the audited Consolidated financial statements of the Company and its Consolidated Subsidiaries for such year within the heading "Total Revenues" but only to the extent consistent with its audited Consolidated financial statements for the fiscal year ended December 31, 1993.

                          "UCP" has the meaning specified in Section 2.13
                 hereof.

                          "United States" and "U.S." each means the United
                 States of America.

                          "Voting Interest" means securities, as defined in
                 Section 2(1) of the Securities Act of 1933, as amended, of any class of classes, the holders of which are ordinarily, in the absence of contingencies, entitled to (a) vote for the election of the corporate directors (or Persons performing similar functions) or (b) in the case of a partnership, manage or direct the business or assets thereof. References in this Agreement to percentages of Voting Interests, unless otherwise noted, refer to percentages of votes in which such Voting Interests are entitled in the (i) election of corporate directors (or Persons performing similar functions) or (ii) management of the business or assets thereof in the case of a partnership, rather than to the number of shares.

                 SECTION 1.02.    Other Definitional Provisions.

                          (a)     All terms defined in this Agreement in the
singular shall have comparable meanings when used in the plural, and vice versa.

                          (b)     The words "hereof," "hereby,"  "herein," and
"hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provisions of this Agreement; the term "hereafter" means after, and the term "heretofore" means before, the date of this Agreement; and Article, Section, schedule, exhibit and like references are to this Agreement unless otherwise specified.

                          (c)     Any defined term that relates to a document
shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements, or substitutions that heretofore may have been or hereafter may be executed in accordance with the terms thereof and, if applicable, hereof.

                          (d)     References in this Agreement to particular
sections of the Code, ERISA or any other legislation shall be deemed to refer also to any successor sections thereto or other redesignations for codification purposes.

                          (e)     All terms defined in the Uniform Commercial
Code in effect in the State of California and not otherwise defined or modified herein shall have the respective meanings ascribed to such terms in such Uniform Commercial Code, except to the extent inconsistent with the UCP.

                          (f)     All accounting terms not specifically defined
herein shall be construed in accordance with GAAP, consistently applied. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) will be made in accordance with GAAP, consistently applied, except that if, because of a change in GAAP, a Person would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation will continue to be made in accordance with such Person's previous accounting methods or policy unless the Required Banks otherwise direct. Unless otherwise specified herein all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP.

                                   ARTICLE II
                     AMOUNT AND TERMS OF LETTERS OF CREDIT
                 AND SHIPSIDE BONDS AND PARTICIPATIONS THEREIN

                 SECTION 2.01.    Letters of Credit.

                          (a)     Letters of Credit.  The Issuing Bank agrees
with the Company, on the terms and conditions hereinafter set forth, to Issue for the account of each Account Party one or more Letters of Credit from time to time during the period from the date hereof until the Final Termination Date in an aggregate undrawn amount not to exceed at any time the Credit Commitment; provided that each such Letter of Credit upon its Issuance shall expire on or before the date which occurs one year from the date of its Issuance (or, in the case of the Letter of Credit Issued in connection with that certain reimbursement agreement delivered in substantially the form of Exhibit D hereto, one year from the date of its most recent notice of extension as provided by Paragraph 8(iv) thereof); and provided, further, that the Issuing Bank shall not be obligated to Issue any Letter of Credit if, after giving effect to such Issuance of such Letter of Credit, the then outstanding aggregate principal amount of all Letter of Credit Liability for Letters of Credit plus the then outstanding aggregate principal amount of all Shipside Bond Liability for Shipside Bonds shall exceed the then applicable Credit Commitment. Within the limits of the obligations of the Issuing Bank set forth above, the Company may request the Issuing Bank to issue one or more Letters of Credit, reimburse, or cause the appropriate Account Party to reimburse, the Issuing Bank for payments made thereunder, and request the Issuing Bank to Issue one or more other Letters of Credit under this Section 2.01(a).

                          (b)     Shipside Bonds.  The Issuing Bank agrees with
the Company, on the terms and conditions hereinafter set forth, to Issue for the account of each Account Party, one or more Shipside Bonds from time to time during the period from the date hereof until the Final Termination Date in an aggregate amount not to exceed at any time the Shipside Bond Sublimit; provided, that the Issuing Bank shall not be obligated to Issue any Shipside Bond if, after giving effect to such Issuance of such

Shipside Bond, the then outstanding aggregate principal amount of all Shipside Bond Liability for Shipside Bonds plus the then outstanding aggregate principal amount of all Letter of Credit Liability for Letters of Credit shall exceed the then applicable Credit Commitment. Within the limits of the obligations of the Issuing Bank set forth above, the Company may request the Issuing Bank to issue one or more Shipside Bonds, reimburse, or cause the appropriate Account Party to reimburse, the Issuing Bank for any payments made thereunder, and request the Issuing Bank to Issue one or more other Shipside Bonds under this Section 2.01(b).

                 SECTION 2.02. Issuing the Letters of Credit and Shipside Bonds. Each Letter of Credit or Shipside Bond shall be Issued on at least three Business Days' notice from the Company to the Agent specifying the Account Party, the date, amount, expiry, and beneficiary thereof accompanied by an Application and Agreement describing such Letter of Credit or Shipside Bond, duly executed by such Account Party and Approved by the Company. On the date specified by the Company in such notice and upon fulfillment of the applicable conditions set forth in Article IV hereof, the Issuing Bank will Issue such Letter of Credit or Shipside Bond in the form specified in such Application and Agreement.

                 SECTION 2.03.    Participations Purchased by Banks.

                          (a)     On the date of Issuance of each Letter of
Credit, the Issuing Bank shall be deemed irrevocably and unconditionally to have sold and transferred to each Bank (other than Bank of America) and each Bank shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, an undivided interest and participation, to the extent of such Bank's Percentage in effect from time to time, in such Letter of Credit and all Letter of Credit Liability relating to such Letter of Credit.
On or prior to the fifth Business Day of each month of each year, and on the Termination Date, the Agent will promptly notify each Bank of each Letter of Credit Issued by the Issuing Bank during the preceding month, and the Account Party, date of Issue, amount, expiry, and reference number thereof. Notwithstanding anything to the contrary, no Bank shall be obligated to participate in any Letter of Credit Issued after the Termination Date applicable to such Bank.

                          (b)     On the date of Issuance of each Shipside
Bond, the Issuing Bank shall be deemed irrevocably and unconditionally to have sold and transferred to each Bank (other than Bank of America) and each Bank shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, an undivided interest and participation, to the extent of such Bank's Percentage in effect from time to time, in such Shipside Bond and all Shipside Bond Liability relating to such Shipside Bond. On or prior to the fifth Business Day of each month of each year, and on the Termination Date, the Agent will promptly notify each Bank of each Shipside Bond Issued by the Issuing Bank during the preceding month, and the Account Party, date of Issue, amount, and reference number thereof.

Notwithstanding anything to the contrary, no Bank shall be obligated to participate in any Shipside Bond Issued after the Termination Date applicable to such Bank.

                          (c)     In the event that any reimbursement
obligation under any Application and Agreement is not paid when due to the Issuing Bank with respect to any Letter of Credit or any Shipside Bond, the Issuing Bank shall promptly notify the Agent to that effect, and the Agent shall promptly notify each Bank (other than Bank of America) having purchased a participation therein of the amount of such reimbursement obligation and each Bank other than Bank of America shall immediately pay to the Issuing Bank, in lawful money of the United States and in same day funds, an amount equal to such Bank's Percentage then in effect of the amount of such unpaid reimbursement obligation.

                          (d)     Promptly after the Issuing Bank receives a
payment on account of a reimbursement obligation with respect to any Letter of Credit or any Shipside Bond, the Issuing Bank shall promptly pay to the Agent, and the Agent shall promptly pay to each Bank which funded its participation therein, in lawful money of the United States and in the kind of funds so received, an amount equal to such Bank's ratable share thereof.

                          (e)     Upon the request of any Bank, the Agent shall
furnish to such Bank copies of any Letter of Credit, any Shipside Bond and any Application and Agreement and other documents related thereto as may be reasonably requested by such Bank.

                          (f)     The obligation of each Bank other than Bank
of America to make payments under subsection (c) above shall be unconditional and irrevocable and shall be made under all circumstances (except as otherwise expressly provided in subsections (a) and (b) above), including, without limitation, any of the circumstances referred to in Section 2.10(b) hereof.

                          (g)     If any payment received on account of any
reimbursement obligation with respect to a Letter of Credit or a Shipside Bond and distributed to a Bank as a participant under Section 2.03(d) hereof is thereafter recovered from the Issuing Bank in connection with any bankruptcy or insolvency proceeding relating to the Company or the Account Party thereof, as the case may be, each Bank which received such distribution shall, upon demand by the Agent, repay to the Issuing Bank such Bank's ratable share of the amount so recovered together with an amount equal to such Bank's ratable share (accounting to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered) of any interest of other amount paid or payable by the Issuing Bank in respect of the total amount so recovered.

                 SECTION 2.04.    Fees.

                          (a)     Agent's Fees.  The Company agrees to pay to
the Agent, for its own account, the agency fees referred to in the letter dated the date of this Agreement first written above from Bank of America to the Company, payable on the dates specified in such letter, as such letter may be amended or supplemented from time to time.

                          (b)     Commitment Fee.  The Company agrees to pay to
each Bank a commitment fee on the average daily unused portion of such Bank's commitment, from the Effective Date in the case of each Initial Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank in the case of each other Bank, until the Termination Date, at the rate of 1/4 of 1% per annum, payable monthly in arrears on or prior to the fifth Business Day after the end of each month in each year and on the Termination Date. For purposes of this Agreement, the unused portion of any Bank's Commitment at any time shall be the excess of such Bank's Commitment over such Bank's Percentage of the undrawn balance of then outstanding Letters of Credit and Shipside Bonds.

                          (c)     Usage Fee.  The Company agrees to pay to each
Bank a usage fee on such Bank's Percentage of the average daily undrawn balance of outstanding Letters of Credit and Shipside Bonds, from the date hereof, in the case of each Initial Bank, and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank, in the case of each other Bank, at the rate of 1% per annum, payable monthly in arrears on or prior to the fifth Business Day after the end of each month in each year.

                          (d)     Letter of Credit Fees.  The Company agrees
with the Issuing Bank and the Banks that the letter of credit fee, payable by each Account Party with respect to each Letter of Credit issued for the account of such Account Party and guaranteed by the Company under Article III hereof, shall be:

                                  (i) in the case of each Letter of Credit which is a standby letter of credit, in an amount equal to $300 assessed on the date of Issuance of such Letter of Credit, and

                                  (ii) in the case of each Letter of Credit which is a commercial documentary letter of credit, in an amount equal to the greatest of (A) $100, (B) 1/8 of 1% of the maximum amount available to be drawn under such Letter of Credit assessed on the date of Issuance of such Letter of Credit (the determination of such maximum amount to assume compliance with all conditions for drawing) or (C) such amount agreed to in writing by such Account Party, the Company and the Issuing Bank, and

                                  (iii) in the case of each Letter of Credit which is commercial documentary letter of credit, in an amount, for each draw requested thereunder by the beneficiary thereof, assessed on the date of each drawing, equal to the greatest of (A) $100, (B) 1/8 of

                 1% of the amount of such requested draw (the determination of such amount to assume compliance with all conditions for drawing) or (C) such amount agreed to in writing by such Account Party, the Company and the Issuing Bank, in each case under clauses (i), (ii) and (iii) of this Section 2.04(d), payable to and for the account of the Issuing Bank monthly in arrears on or prior to the fifth Business Day after the end of each month in each year.

                          (e)     Shipside Bond Fee.  The Company agrees with
the Issuing Bank and the Banks that the shipside bond fee, payable by each Account Party with respect to each Shipside Bond issued for the account of such Account Party and guaranteed by the Company under Article III hereof, shall be:

                                  (i)      a fee in the amount of the greater
                 of (A) 1/4 of 1% of the amount of such Shipside Bond or (B) $50, assessed for the initial 21 days,

                                  (ii) for Shipside Bonds having a duration beyond 21 days, a fee in the amount of the greater of (A) 1% of the amount of such Shipside Bond or (B) $50 per calendar quarter, and

                                  (iii)    such processing fees as may be
                 charged by a foreign office of the Issuing Bank for the Issuance of a Shipside Bond,

in each case under clauses (i), (ii) and (iii) of this Section 2.04(e), payable to and for the account of the Issuing Bank monthly in arrears on or prior to the fifth Business Day after the end of each month in each year.

                 SECTION 2.05. Reduction of Commitments. The Company shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the respective Commitments of the Banks; provided, however, that each such partial reduction shall be in the amount of $5,000,000 or any multiple of $1,000,000 in excess thereof.

                 SECTION 2.06.    Payments and Computations.

                          (a)     The Company shall make each payment under
this Agreement, irrespective of and without condition or deduction for any counterclaim, defense, recoupment or setoff, in lawful money of the United States and in same day funds delivered to the Agent not later than 10:00 A.M. (Los Angeles time) on the day when due by deposit of such funds to the Agent's Account. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal (reimbursement for payments under Letters of Credit and Shipside Bonds), interest, or commitment, or usage fees ratably (other than amounts payable to any Bank pursuant to Sections 2.07 or 2.10 hereof) to the

Banks for their respective accounts, and like funds relating to the payment of any other amount payable to any Bank or to the Issuing Bank to such Bank for its account, in each case to be applied in accordance with, and subject to, the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance pursuant to Section 11.01 hereof, from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any other Loan Document in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                          (b)     The Company hereby authorizes each Bank, if
and to the extent payment owing to such Bank is not made when due hereunder, to charge from time to time against any or all of the Company's accounts with such Bank any amount so due.

                          (c)     All computations of interest and of
commitment, usage, letter of credit and shipside bond fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                          (d)     Computation by the Agent of the usage fee
with respect to each commercial documentary letter of credit shall be calculated from the date of issuance of the commercial documentary letter of credit until 21 days beyond the stated expiration date of such commercial documentary letter of credit.

                          (e)     Unless the Agent shall have received notice
from an Account Party prior to the date on which payment is due to the Banks under its Application and Agreement that such Account Party will not make such payment in full, the Agent may assume that such Account Party has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due to such Bank. If and to the extent such Account Party shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

                          (f)     Whenever any payment hereunder shall be
stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment, usage and other fees, as the case may be.

                 SECTION 2.07.    Taxes.

                          (a)  All payments by the Company under this Agreement
or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

                                  (i)      in the case of each of the Issuing
                 Bank, each Bank and the Agent, income or franchise taxes imposed on it by the jurisdiction under the laws of which it is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between it and any jurisdiction other than a connection resulting solely from this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, and

                                  (ii)     in the case of each Bank, income or
                 franchise taxes imposed by any jurisdiction in which such Bank's lending office listed under its name on the signature pages hereof or on the signature page of the Assignment and Acceptance pursuant to which it became a Bank (such office being the "Bank Office" of such Bank) is located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter referred to as "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable hereunder or under any Loan Document to the Issuing Bank, any Bank or the Agent, the Company shall pay the relevant amount of such Taxes and the amounts so payable to the Issuing Bank, such Bank or the Agent shall be increased to the extent necessary to yield to the Issuing Bank, such Bank or the Agent (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Company with respect to payments made in connection with this Agreement or any other Loan Document, as soon as possible thereafter, the Company shall send to the Agent for its own account or for the account of such Bank or Issuing Bank, as the case may be, a certified copy of an official original receipt received by the Company showing payment thereof.

                          (b)     In addition, the Company agrees to pay all
stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent, the Issuing Bank or any Bank to be payable in connection with this Agreement, any Application or Agreement or any other documents, instruments or transactions pursuant to on in connection herewith or therewith (hereinafter to as "Other Taxes").

                          (c)     Without limiting the generality of Section
2.10 hereof, and in addition thereto, the Company hereby indemnifies each Bank, the Issuing Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.07): (i) attributable to payments by or on behalf of the Company hereunder or under any of the other Loan Documents or by any Account Party under any Application and Agreement or withheld by any Account Party with respect to amounts paid under any Application and Agreement, (ii) for any Taxes or Other Taxes paid by such Bank, the Issuing Bank or the Agent, and (iii) for any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes or Other Taxes (including any incremental Taxes, interest or penalties that may become payable by such Bank, the Issuing Bank or the Agent as a result of any failure to pay such Taxes or Other Taxes), in the case of clauses (i), (ii) or (iii) above whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days from the date the such Bank, the Issuing Bank or the Agent, as the case may be, make written demand therefor.

                          (d)     Prior to the date of the Issuance of the
initial Letter of Credit or Shipside Bond in the case of each Initial Bank, and on the date of the Assignment and Acceptance pursuant to which it became a Bank in the case of each other Bank, and from time to time thereafter if requested by the Company or the Agent, each Bank organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Company with either (i) the forms prescribed by the Internal Revenue Service of the United States certifying as to such Bank's status for purposes of determination exemption from United States withholding taxes with respect to all payments to be made to such Bank under the Loan Document or (ii) other documents satisfactory to the Company and the Agent indicating that all payments to be made to such Bank under any Loan Document are subject to such taxes at a rate reduced by an applicable tax treaty. Unless the Company and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Company or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for the Issuing Bank or any Bank organized under the laws of a jurisdiction outside the United States.

                          (e)     Each Bank agrees to use its best efforts
(consistent with its internal policy and legal and regulatory restrictions) to designate a different Bank Office in the making of such designation would avoid the need for the Bank or Issuing Bank to pay, or reduce the amount of, any Taxes or Other Taxes and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

                          (f)     Without prejudice to the survival of any
other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 2.07 shall survive the payment in full of the Letter of Credit Liability relating to the Letters of Credit and the Shipside Bond Liability relating to the Shipside Bonds.

                 SECTION 2.08. Extension of Termination Date. On or before May 1, 1995, and each May 1 thereafter (each such May 1 being an "Extension Request Date"), the Company may request the Agent to extend the Termination Date for an additional 364 days (such request being an "Extension Request"). The Agent will promptly notify each Bank of such Extension Request. Each Bank may, in its sole discretion, so agree to extend the Termination Date by delivering a notice of consent to the Agent in the form of Exhibit A hereto by the next succeeding July 1 (each such July 1 being an "Extension Reply Date"). If, by the Extension Reply Date, Banks then holding more than 25% of the Commitments of the Banks have failed to consent to the Extension Request, the Agent shall notify the Banks and the Company of this fact, and each Bank which had consented to the Extension Request shall have until the next succeeding July 15 to withdraw its consent. Failure to respond by any Bank by the Extension Reply Date shall constitute a nonconsent. The Commitment of each nonconsenting Bank shall terminate on the Termination Date with respect to such Bank and shall not be otherwise renewed or extended, and any future Extension Request shall be delivered only to Banks which, on such future Extension Request Date, have continuing Commitments. The Agent and Banks shall be under no obligation whatsoever to extend the Termination Date. Notwithstanding the foregoing, if any nonconsenting Bank, at any time after the Extension Reply Date but in no event later than the next succeeding July 15, shall determine at its option to extend its Commitment until a later Termination Date and so shall notify the Agent and the Company thereof in writing, such nonconsenting Bank thereafter shall be deemed to have consented to the Extension Request as set forth in such notice for all purposes of this Agreement and its Commitment shall be deemed to be extended until the earlier of the Termination Date set forth in the related Extension Request or the notice of such Bank to the Agent and the Company.

Notwithstanding the foregoing, if the Agent has not received consents for the extension from Banks then holding 75% or more of the Commitments, by the next succeeding July 15, the Commitments of the Banks shall terminate on the then existing Termination Date and the Agent shall so notify the Company and the Banks.

                 SECTION 2.09. Evidence of Debt. The Issuing Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Account Party and the Company to the Issuing Bank resulting from each drawing under any Letter of Credit or payment under any Shipside Bond and the amounts of principal and interest payable and paid to the Issuing Bank from time to time hereunder. In any legal action or proceeding in respect of this Agreement or any Application and

Agreement, the entries made in such account or accounts shall be conclusive evidence of the existence and amounts of the obligations of such Account Party and the Company therein recorded.

                 SECTION 2.10. Indemnification; Nature of the Issuing Bank's Duties.

                          (a)  The Company agrees to reimburse and indemnify
each of the Agent, the Issuing Bank, each Bank, their respective Affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing (each an "Indemnified Party") from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, (i) this Agreement or any other Loan Document, (ii) any transaction from time to time contemplated hereby or thereby, including, without limitation, (A) the Issuance of any Letter of Credit or any Shipside Bond or (B) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under any Letter of Credit or Shipside Bond, or (iii) any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit (and without in any way limiting the generality of the foregoing, including any violation or breach of any law by the Company or any Subsidiary or Affiliate of any of
them); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party or a wrongful refusal of such Indemnified Party, if the Issuing Bank, to honor a Letter of Credit or Shipside Bond, each as finally determined by a court of competent jurisdiction.

                          (b)     In furtherance and not in limitation of the
foregoing, the obligations of the Company hereunder shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof under all circumstances, including, without limitation, any of the following circumstances:

                                  (i)      any lack of validity or
                 enforceability of any Letter of Credit, any Shipside Bond or any agreement or instrument relating thereto;

                                  (ii)     the existence of any claim, setoff,
                 defense or other right which the Company or any Account Party may have at any time against the beneficiary, or any transferee, of any Letter of Credit or Shipside Bond, or the Issuing Bank, any Bank, or any other Person;

                             (iii) any draft, certificate, or other document presented under any Letter of Credit or Shipside Bond proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                              (iv) any lack of validity, effectiveness, or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or Shipside Bond or the rights or benefits thereunder or proceeds thereof, in whole or in part;

                               (v)         any loss or delay in the
                 transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

                              (vi) any failure of the beneficiary of a Letter of Credit to strictly comply with the conditions required in order to draw upon any Letter of Credit;

                             (vii)         any misapplication by the
                 beneficiary of any Letter of Credit or Shipside Bond of the proceeds of any drawing under such Letter of Credit or payment under such Shipside Bond; or

                            (viii) any other circumstance or happening whatsoever, whether or not similar to the foregoing; provided that the Issuing Bank shall not be relieved of any liability it may otherwise have as a result of its gross negligence, willful misconduct or wrongful refusal to honor any Letter of Credit or any Shipside Bond.

                          (c)     If and to the extent that the foregoing
obligations of the Company under this Section 2.10, or any other indemnification obligation of the Company hereunder or under any other Loan Document, are unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

                 SECTION 2.11.    Increased Costs.

                          (a)     Change in Law Generally.  If any change in
any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by the Issuing Bank or (ii) impose on the Issuing Bank or any Bank any other condition regarding letters of credit or shipside bonds or, in the case of such Bank, its participation hereunder in Letters of Credit and Shipside Bonds, and the result of any event referred to in the preceding clause
(i) or (ii) shall be to increase the cost to the Issuing Bank of Issuing or maintaining or, in the case of such Bank, having a participation in, Letters of Credit and Shipside Bonds, then, upon demand by the Issuing Bank or such Bank (with a copy to the Agent), the Company shall immediately pay to the Issuing Bank or such Bank from time to time as specified by the Issuing Bank or such other Bank (with a copy to the Agent), additional amounts which shall be sufficient to compensate the Issuing Bank or such Bank for such increased cost. A certificate as to such increased cost, and amount thereof, incurred by the Issuing Bank or any Bank as a result of any event mentioned in clause (i) or
(ii) above, submitted by the Issuing Bank or such Bank to the Company and the Agent, shall be conclusive and binding for all purposes, absent manifest error.

                          (b)     Capital.  If the Issuing Bank or any Bank
determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Issuing Bank or such Bank or any corporation controlling the Issuing Bank or such Bank and that the amount of such capital is increased by or based upon the existence of letters of credit or shipside bonds or participations therein (or similar contingent obligations), then, upon demand by the Issuing Bank or such Bank, as the case may be (with a copy of the Agent), the Company shall immediately pay to the Issuing Bank or such Bank, from time to time as may be specified by the Issuing Bank or such Bank, additional amounts sufficient to compensate it in light of such circumstances, to the extent that the Issuing Bank or such Bank reasonably determines such increase in capital to be allocable to the Issuance or maintenance of the Letters of Credit and Shipside Bonds, or, in the case of such Bank, to its participation in the Letters of Credit and Shipside Bonds. A certificate as to such amounts submitted to the Company by the Issuing Bank or such Bank shall be conclusive and binding for all purposes, absent manifest error.

                 SECTION 2.12. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, including, but not limited to, any charge pursuant to Section 2.06(b) hereof) on account of the Letter of Credit Liability and Shipside Bond Liability owing to it (other than pursuant to Sections 2.07 or 2.10 hereof) in excess of its ratable share of payments on account of the Letter of Credit Liability and Shipside Bond Liability owing to all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Letter of Credit Liability and Shipside Bond Liability owing to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing

Bank the purchase price to the extent of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank purchasing a participation from another Bank pursuant to
Section 2.03 or 11.02 hereof or this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.

                 SECTION 2.13. Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce ("UCP") shall in all respects be deemed a part of this Article II as if incorporated herein and shall apply to the Letters of Credit.

                                  ARTICLE III
                                    GUARANTY

                 SECTION 3.01. Guaranty. The Company hereby unconditionally guarantees to the Agent, the Issuing Bank and the Banks the punctual payment when due of all obligations of each Account Party at any time and from time to time existing under each Application and Agreement executed by such Account Party and Approved by the Company, whether for reimbursement for amounts drawn under the Letter or Letters of Credit covered thereby, reimbursement for amounts paid under any Shipside Bonds, interest, fees, expenses, indemnification or otherwise (such obligations being the "Reimbursement Obligations").

                 SECTION 3.02. Notice of Payment. In the event that any Reimbursement Obligation under any Application and Agreement referred to in
Section 3.01 hereof is not paid when due by the Account Party thereunder to the Issuing Bank with respect to any Letter of Credit or Shipside Bond, the Issuing Bank shall so notify the Company and the Company shall pay to the Issuing Bank on the date of such notice all amounts then due by the defaulting Account Party under such Application and Agreement.

                          SECTION 3.03.    Guaranty Absolute.  The Company
guarantees that the Reimbursement Obligations will be paid strictly in accordance with the terms of the applicable Application and Agreement and this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Issuing Bank or banks with respect thereto. The liability of the Company under this Guaranty shall be absolute and unconditional irrespective of:

                          (a) any lack of validity or enforceability of any Application or Agreement or other agreement or instrument relating hereto or thereto;

                          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Reimbursement Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any Application and Agreement;

                          (c) any release or nonperfection or amendment or waiver of, or consent, to departure from, any collateral security or any other guaranty for all or any of the Reimbursement Obligations; or

                          (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the applicable Account Party of the Company;

provided that the Issuing Bank shall not be relieved of any liability it may otherwise have as a result of its gross negligence, willful misconduct or wrongful refusal to honor any Letter of Credit or Shipside Bond. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Reimbursement Obligations is rescinded or must otherwise be returned by the Issuing Bank or the Banks upon the insolvency, bankruptcy or reorganization of any Account Party or otherwise, all as though such payment had not been made.

                 SECTION 3.04.    Waivers.  The Company hereby waives:

                          (a)     promptness, diligence, notice of acceptance
and any other notice with respect to any of the Reimbursement Obligations and this Guaranty;

                          (b)     any requirement that the Agent, the Issuing
Bank of the Banks protect, secure or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Account Party or any other Person or any collateral or any right to set off the fair market value of any collateral against the Reimbursement Obligations; and

                          (c)     any duty on the part of the Agent, the
Issuing Bank of the Banks to disclose to the Company any matter, fact or thing relating to the business, operation or condition of any Account Party or its assets now known or hereafter to be known by the Agent, the Issuing Bank or the Banks.

                 SECTION 3.05. Subrogation. The Company will not exercise any rights which it may acquire by way of subrogation under this Article III, by any payment made hereunder or otherwise, until all the Reimbursement Obligations and all other amounts payable under this Agreement and under the Application and Agreements shall have been paid in full and the Commitments shall have expired or terminated. If any amount shall be paid to the Company or account of such subrogation rights at any time prior to the later of (x) the payment in full of the Reimbursement Obligations and all other amounts payable under this Agreement and under the Application and Agreements and (y) the expiration or termination of the Commitments, such amount shall be held in trust for the benefit of the Agent, the Issuing Bank and the Banks and shall forthwith be paid to the Agent to be credited and applied upon the Reimbursement Obligations, whether matured or unmatured, in accordance with the terms of this Agreement or to be held by the Agent as collateral security for any Reimbursement Obligations thereafter existing. If (i) the Company shall make payment to the Agent of all or any part of the Reimbursement Obligations,
(ii) all the Reimbursement Obligations and all other amounts payable under this Agreement and under the Application and Agreement shall be paid in full and
(iii) the Commitments shall have expired or terminated, the Agent, the Issuing Bank and the Banks will, at the Company's request, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Reimbursement Obligations resulting from such payment by the Company.

                 SECTION 3.06. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect until payment in full (after the Final Termination Date) of the Reimbursement Obligations and all other amounts payable under Article II hereof and this Article III and under the Application and Agreements.

                                   ARTICLE IV
                  CONDITIONS TO EFFECTIVENESS AND TO ISSUANCE

                 SECTION 4.01. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective as of the date (the "Effective Date") as of which of each of the following conditions is satisfied:
(a) the Agent shall have received a counterpart of this Agreement executed and delivered by the Company, the Agent and the Issuing Bank; (b) the Agent shall have been notified by each Bank that such Bank has executed this Agreement and
(c) the Agent shall have received the following, each dated the date hereof, in form and substance satisfactory to the Agent and in sufficient copies for each
Bank:

                                  (i)      An executed copy of the Foothill
                 Group Subordination Agreement, together with a writing evidencing that the Banks have the benefit of the Foothill Group Subordination Agreement,

                                  (ii)     A certificate of the Secretary or
                 Assistant Secretary of Company certifying as to (A) the corporate action taken by the Company relative to this Agreement and (B) the incumbency of the officers of the Company authorized to sign on its behalf this Agreement and any other documents, instruments or certificates required hereby, together with true signatures of such officers, and

                                  (iii) An opinion of Buchalter, Nemer, Fields
                 & Younger, a professional corporation, counsel for the Company, in substantially the form of Exhibit B hereto.

                 SECTION 4.02. Conditions Precedent to Issuance of each Letter of Credit. The obligation of the Issuing Bank to Issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the further conditions precedent that on the date of such Issuance of such Letter of
Credit:

                          (a)     The Agent shall have received the following,
in form and substance satisfactory to the Agent:

                                  (i)   A completed Application and
                 Agreement duly executed by the Account Party thereunder and Approved by the Company, and

                                  (ii)  Such other documents (including but
                 not limited to, a certified copy of resolutions of the Board of Directors of such Account Party and incumbency and signature certificate of such Account Party) as the Agent may reasonably request; and

                          (b)     the following statements shall be true (and
the giving of the applicable notice by the Company in respect of such Letter of Credit shall constitute a representation and warranty by the Company that on the date of such Issuance such statements are true):

                                  (i)   The representations and warranties
                 contained in Article V (except for those contained in Section 5.22) of this Agreement are correct on and as of the date of such Issuance of such Letter of Credit, before and after giving effect to such Issuance, as though made on and as of such date; and

                                  (ii)  No event has occurred and is
                 continuing, or would result from such Issuance of such Letter of Credit, which constitutes an Event of Default or Default.

                 SECTION 4.03. Conditions Precedent to Issuance of each Shipside Bond. The obligation of the Issuing Bank to Issue each Shipside Bond (including the initial Shipside Bond) shall be subject to the further conditions precedent that on the date of such Issuance of such Shipside Bond:

                          (a)     The Agent shall have received the following,
in form and substance satisfactory to the Agent:

                                  (i)   A completed Application and Agreement
                 duly executed by the Account Party thereunder and Approved by the Company, and

                                  (ii)  Such other documents (including but
                 not limited to, a certified copy of resolutions of the Board of Directors of such Account Party and incumbency and signature certificate of such Account Party) as the Agent may reasonably request; and

                          (b)     the following statements shall be true (and
the giving of the applicable notice by the Company in respect of such Shipside Bond shall constitute a representation and warranty by the Company that on the date of such Issuance such statements are true):

                                  (i)   The representations and warranties
                 contained in Article V (except for those contained in Section 5.22) of this Agreement are correct on and as of the date of such Issuance of such Shipside Bond, before and after giving effect to such Issuance, as though made on and as of such date; and

                                  (ii)  No event has occurred and is
                 continuing, or would result from such Issuance of such Shipside Bond, which constitutes an Event of Default or Default.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

                 The Company hereby represents and warrants to the Issuing Bank, the Banks and the Agent that:

                 SECTION 5.01. Status and Standing. The Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization, is properly licensed, has the power and authority and the legal right to own its property and conduct the business in which it is engaged or currently proposes to engage and is duly licensed and qualified and in good standing under the laws of the each jurisdiction where the failure to qualify would have a Material Adverse Effect.

                 SECTION 5.02.    Organizational Status of Subsidiaries.
Schedule I annexed hereto correctly sets forth the name of each Subsidiary of the Company in existence on the date hereof, its jurisdiction and form of organization and the ownership of its Capital Interests. Each of such Subsidiaries is duly organized and validly existing in the form organization indicated on Schedule I, duly licensed and in good standing under the laws of its jurisdiction of organization, and is duly licensed and qualified and in good standing in each jurisdiction where the failure to qualify as such would have a Material Adverse Effect.

                 SECTION 5.03.    Location of Offices, Books and Records.
Schedule II annexed hereto completely and accurately lists all places at which each of the Company and its Subsidiaries maintains, as of the date hereof, its books and records relating to its Finance Receivables and the collateral related thereto. The principal office or principal executive office of each of the

Company and its Subsidiaries in each jurisdiction is correctly indicated on
Schedule II as of the date hereof.

                 SECTION 5.04. Organizational Power and Authority. The Company has a corporate power and authority and the legal right to execute, deliver and perform this Agreement. The Company has taken all necessary corporate action (including, but not limited to, the obtaining of any consent of the holders of its Capital Interests required by law or by the organizational documents thereof) to authorize the execution, delivery, and performance this Agreement and to authorize the transactions contemplated hereby and thereby.

                 SECTION 5.05. Enforceable Obligations. This Agreement constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally, and general principles of equity, and there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against, or affecting, the Company, any Subsidiary thereof, or Foothill Group or any of their respective officers or directors calling into question the legality, validity or enforceability thereof.

                 SECTION 5.06. Absence of Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions herein contemplated nor performance of or compliance with the terms and conditions hereof will

                          (a)     violate any law, or

                          (b)     conflict with or result in a breach of or a
default under or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any property of the Company or any Subsidiary of the Company pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of the Company or any Subsidiary under or in connection with,

                                  (i)      the articles of incorporation or
                 by-laws (or other constituent documents) of the Company or any Subsidiary of the Company, or

                                  (ii)     any agreement (including, without
                 limitation, the Multiyear Agreement and the 364 Day Agreement) or instrument to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound.

                 SECTION 5.07. No Burdensome Agreements. Neither the Company or any Subsidiary thereof is a party to any agreement or instrument or subject to any restriction set forth in its organizational documents or provisions relating to its Capital Interests that has a Material Adverse Effect.

                 SECTION 5.08. No Material Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary thereof or any of their respective officers or directors before any court, arbitrator or governmental or administrative body or agency that, if adversely determined in the reasonable opinion of the Company acting in consultation with counsel, would have a Material Adverse Effect. No injunction, writ, restraining order or other order of any nature adverse to the Company or any Subsidiary thereof or the conduct of their respective businesses or inconsistent with the due consummation of any transaction contemplated by any Loan Document has been issued by any Governmental Authority. Neither the Company nor any Subsidiary thereof is in default under any applicable material statute, rule, order, decree or regulation of any court, arbitrator or governmental body or agency having jurisdiction over the Company or any Subsidiary thereof.

                 SECTION 5.09. Good Title to Properties. The Company and its Subsidiaries have good and marketable title to all their respective properties and assets, subject only to such defects in title as do not detract materially from the value of such property or assets or impair the use thereof in the operation of their respective businesses, and subject to no Liens of any kind other than Liens which are expressly permitted under this Agreement.

                 SECTION 5.10. Margin Regulations. Neither the Company nor any Subsidiary is engaged in the business of extending credit to others for the purpose of purchasing or carrying any "margin stock", such term is used in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time. Not more than 25 percent of the value of the property or assets (either of the Company only or of the Company and its Consolidated Subsidiaries) subject to the provisions of Sections 8.01 or 8.05, or subject to any restriction contained in any agreement or instrument between the Company and any Bank or any Affiliate of any Bank relating to Indebtedness and which agreement or instrument is within the scope of Section 9.01(e) or 9.01(g), will be "margin stock".

                 SECTION 5.11. Investment Company. Neither the Company nor any Subsidiary thereof is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The performance of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

                 SECTION 5.12. Disclosure. No representation or warranty made by, and no information regarding, the Company or any Subsidiary thereof in any Loan Document or any other document furnished from time to time in connection herewith or therewith (other than projections or forecasts of future financial performance), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are or will be made, not misleading. The projections and forecasts of future financial performance of the Company delivered to the Agent and the Banks will be reasonable at the time they are delivered to the Agent and the Bank in light of then available current information. There is not a fact known to the Company that has, or that in the future might have in the reasonable judgment of the Company, a Material Adverse Effect, except as set forth or referred to in this Agreement or in another document or instrument heretofore furnished to the Agent and the Banks.

                 SECTION 5.13. Taxes and Claims. Each of the Company and its Subsidiaries has filed or caused to be filed, all federal, state and local tax returns and reports that are required to be filed and has paid all taxes shown to be due and payable on said returns or any assessments made against it or any of its property and all other taxes, fees or charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which are currently being contested diligently in good faith by appropriate proceedings and in respect of which adequate reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); and no tax Liens (other than those the amount or validity or which are currently being contested diligently in good faith by appropriate proceedings and in respect of which adequate reserves in conforming with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be) have been filed and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges. The income taxes chargeable against the income of the Company and its Subsidiaries are paid by the Foothill Group on consolidated income tax returns. The federal income tax liabilities of Foothill Group and each of its Subsidiaries have been finally determined by the Internal Revenue Service, or the time for audit has expired, of all fiscal periods ending on or prior to December 31, 1989; all such liabilities (including all deficiencies assessed following audit) have been satisfied, except liabilities which would not be required to be satisfied under the provisions of Section 6.02 hereof. Schedule III describes all tax sharing arrangements or agreements to which the Company or any Subsidiary is a party or is subject or bound.

                 Each of the Company and its Subsidiaries, to the knowledge of the Company, has paid and discharged all lawful claims for labor, material, supplies and anything else that might or could, if unpaid, become a Lien on any of its properties (other than those the amount or validity of which are currently being contested diligently in good faith by appropriate proceedings and in respect of which adequate reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be).

                 SECTION 5.14. Trademarks, Patents, Etc. Each of the Company and its Subsidiaries possesses all trademarks and service marks (or has licenses for the use thereof), trade names, copyrights, patents, licenses, permits, approvals and consents (including, without limitation, licenses, approvals and consents of Governmental Authorities) and rights in any thereof, adequate for the conduct of their respective businesses as not conducted or as currently proposed to be conducted, without conflict with the rights or claimed rights of others.

                 SECTION 5.15. Consents. No consent, authorization or action of, or filing with, any Governmental Authority or any other Person is required to authorize, or otherwise is required of the Company or any Subsidiary thereof in connection with, the execution, delivery, performance, validity, or enforceability of any Loan Document or any of the instruments or documents to be delivered pursuant to any Loan Document.

                 SECTION 5.16. Employee Benefit Plans. (a) None of the Plans maintained at any time or the trusts created thereunder has engaged in any Prohibited Transaction that could subject any such Plan or trust to a material tax or penalty on Prohibited Transactions imposed under Code Section 4975 or ERISA Sections 502(i) or 502(1).

                          (b)     The consummation of the transactions
contemplated hereby does not and will not involve any Prohibited Transaction that could subject the Company or an ERISA Affiliate to any material liability, tax or penalty imposed under Code Section 4975 or ERISA Sections 502(i) or 502(l).

                          (c)     Neither the Company nor any ERISA Affiliate
contributes to or maintains, or since 1974 has contributed to or maintained, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, including any employee pension benefit plan subject to Title IV of ERISA or subject to the funding requirements of Section 412 of the Code.

                          (d)     All Plans have at all times been operated and
maintained in substantial compliance with ERISA and applicable provisions of the Code (including, but not limited to, Code Section 105). All Plans have substantially complied with, and are in substantial compliance with, Code
Section 4980B and Treasury Regulations (whether proposed or final) relating thereto. No Plan provides benefits to retired employees of the Company or such ERISA Affiliate, except to the extent required under Code Section 4980B and Treasury Regulations (whether proposed or final) relating thereto.

                          (e)     Neither the Company nor any ERISA Affiliate
individually or in the aggregate, has taken actions or undergone events which would cause liability to arise under WARN or regulations issued thereunder, or any applicable state law regarding employee terminations, mass layoffs or plant closings, and neither the Company nor any ERISA Affiliate is aware of the existence of any such actions or events.

                          (f)     The Company and each ERISA Affiliate have
made all contributions required to be made under each Plan as of the date of this Agreement.

                 SECTION 5.17. Financial Condition. The (a) consolidated balance sheet of the Company and its Consolidated Subsidiaries, the consolidated statements of income, cash flow, and retained earnings of the Company and its Consolidated Subsidiaries as at the end of and for the fiscal year ended on December 31, 1993, as certified by Ernst & Young, independent certified public accountants, and (b) consolidated balance sheet of the Company and its Consolidated Subsidiaries for the fiscal quarter ended March 31, 1994, and the related consolidated statements of income, cash flow, and retained earnings, as certified by the chief financial officer of the Company to be true and correct, in each case heretofore furnished to the Agent and the Banks, present fairly the financial condition of the Company and its Consolidated Subsidiaries as at the dates of such balance sheets, and the results of its operations for such periods. All such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the comparable preceding period.

                 SECTION 5.18. Environmental Laws, Etc. Except to the extent that none of the following has or would have a Material Adverse Effect:

                          (a)     all Property heretofore, now, or hereafter
owned or operated by the Company or any Subsidiary thereof and in their possession or over which they exercise control (including Repossessed Assets, collectively, the "Foothill Property") complied, complies and will comply in all material respects with all applicable federal, state and local, environmental, health and safety statutes, guidelines, codes, ordinances and regulations;

                          (b)     the Foothill Property does not contain and
has not been, is not being, and will not be used to generate, manufacture, refine, produce, store, handle, transfer, process, dispose of, or transport, any Hazardous Materials, the effect of which would be to (i) violate any applicable federal, state or local law or regulation or (ii) cause the incurrence of any liability that would have a Material Adverse Effect; and

                          (c)     there are no underground storage tanks or
surface impoundments located on, under, or within the Foothill Property that
(i) are in violation of any applicable federal, state or local law or regulation and (ii) the cost of remediation of which (to the extent not covered by insurance) would have a Material Adverse Effect.

                 SECTION 5.19. No Default or Event of Default; Compliance with Instruments. No event or condition has occurred and is continuing that constitutes a Default or an Event of Default or that would constitute a Default or Event of Default after notice or lapse of time or both. The Company and each Subsidiary thereof is (a) in compliance with its charter instruments and by-laws and (b) in substantial compliance with the terms of all agreements and instruments of any kind to which it is a party or subject (including but not limited to the Multiyear Agreement, the 364 Day Agreement, other agreements to repay borrowed money, and guarantees, leases of real or personal property as lessor or lessee, contracts for future purchase or delivery of goods or rendering of services, powers of attorney, distribution arrangements, patent license agreements, collective bargaining agreements, employment agreements, bonus, pension or retirement plans, or vacation pay, insurance or welfare agreements), other than agreements or instruments, the breach or termination of which, singly and in the aggregate, would not have a Material Adverse Effect; no party is in default thereunder and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default.

                 SECTION 5.20. Solvency. The Company and each of its Subsidiaries is Solvent, and neither the Company nor any Subsidiary thereof, as a result of the transactions contemplated hereby or by any other Loan Document, will (a) become not Solvent, (b) be left with unreasonably small capital, or
(c) have liabilities (including contingencies) in excess of either the fair value or the then fair salable value of its assets.

                 SECTION 5.21.    [Deliberately omitted].

                 SECTION 5.22. No Material Adverse Change. As of the Effective Date, there has not occurred since December 31, 1993, a material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; there has not occurred any other event, act or condition which could have a Material Adverse Effect; and there is not threatened, with a reasonable likelihood of occurrence, either an adverse change since March 31, 1994, in the business, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or any other event, act or condition which could have a Material Adverse Effect.

                 SECTION 5.23. Insurance. The Company and each Subsidiary maintain with financially sound and reputable insurers (not related to or affiliated with the Company) insurance with respect to their properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

                 SECTION 5.24. Ownership and Subsidiaries. The Company is a wholly-owned Subsidiary of Foothill Group. The Company has no Subsidiaries except FCC Holdings. There are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate any Subsidiary to issue any shares of its capital stock.

                 SECTION 5.25. Partnerships and Other Affiliated Entities. Neither the Company nor any Subsidiary thereof (a) is or has agreed or otherwise has a duty to become a general partner of any person or otherwise generally liable for or on account of the liabilities, acts or omissions of another Person, (b) has agreed or otherwise has a duty to make capital contributions to or on account of another Person, or (c) has an interest in another Person or has or may have a liability to or on account of such Person which interest or liability could reasonably be expected to have a Material Adverse Effect.

                 SECTION 5.26.    Other Debt.

                          (a)     Each offering and sale of Senior Indebtedness
and Subordinated Debt has been and will be made in accordance with the applicable terms of the Securities Act of 1933, as amended (including applicable rules and regulations thereunder), the Securities Exchange Act of 1934, as amended (including applicable rules and regulations thereunder), applicable state securities and "blue sky" laws and other applicable laws.

                          (b)     All of the obligations of the Company
hereunder constitute and will constitute "Superior Indebtedness" or "Senior Indebtedness" within the meaning ascribed to such term in all loan agreements, indentures, and other agreements relating to, and all notes evidencing, Subordinated Debt. The subordination provisions of such agreements and instruments relating to or evidencing Subordinated Debt are enforceable against Foothill Group and the holders from time to time (including any pledgee thereof and any trustee or other representative of such holders) of the Subordinated Debt in accordance with their respective terms.

                 SECTION 5.27. Account Parties. No Account Party is an Affiliate or a Subsidiary of the Company or Foothill Group.

                 SECTION 5.28. Collateral. The subrogation rights of the Company against each Account Party for payments under its guaranty in Article III hereof are fully supported by collateral pledged to the Company by such Account Party under existing credit facilities.

                 SECTION 5.29. Letter of Credit and Shipside Bond Liability. The sum of the aggregate Letter of Credit Liability relating to the Letters of Credit plus the aggregate Shipside Bond Liability relating to Shipside Bonds does not exceed 60% of Consolidated Net Worth.

                 SECTION 5.30. Company Credit Decision. The Company shall have the sole and independent responsibility to perform such credit analysis and other investigation in respect of each Account Party, and to obtain such documents and information, as it deems necessary and appropriate to make its own decision to Approve an Application and Agreement. The Company is not relying, and shall not rely, on any Bank or the Issuing Bank to make any investigation at any time of any Account Party or to disclose to the Company at any time any information concerning any Account Party. The Company understands and agrees that (a) the purpose and structure of the financing and the guaranty by the Company contemplated by this Agreement is to prevent any Bank or the Issuing Bank from having to make any investigation at any time of any Account Party or from having to disclose to the Company at any time any information concerning any Account Party and (b) the parties hereto have agreed to shift to the Company the entire duty and risk of investigation and disclosure concerning each Account Party.

                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

                 So long as any Letter of Credit Liability or any Shipside Bond Liability shall exist or any Bank shall have any Commitment hereunder or the Company shall have any obligation to pay any amount to the Agent, the Issuing Bank or any Bank hereunder, the Company covenants to the Issuing Bank, the Banks and the Agent as follows:

                 SECTION 6.01.  Reporting and Information Requirements.

                          (a)     Annual Audit Reports.  As soon as
practicable, and in any event within 90 days after the close of each fiscal year of the Company, the Company shall furnish to the Banks:

                                  (i)      consolidated and consolidating
                 statements of income, retained earnings and cash flow of Foothill Group and its Consolidated Subsidiaries for such fiscal year and consolidated and consolidating balance sheets of Foothill Group and its Consolidated Subsidiaries as of the close of such fiscal year, and notes to each, and

                                  (ii)     consolidated and consolidating
                 statements of income, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for such fiscal year and a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures of the preceding fiscal year, and all accompanied by a report thereon of Ernst & Young, or other independent public accountants of recognized national standing selected by the Company, containing an opinion unqualified as to scope limitations imposed by the Company, unqualified as to the Company being a going concern and otherwise without qualification except as therein noted, to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and that the consolidated results of the operations and cash flows for said year are in conformity with generally accepted accounting principles and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

                          (b)     Quarterly Reports.  As soon as practicable,
and in any event within 45 days after the close of each of the first three quarters of each fiscal year of the Company, the Company shall furnish to the
Banks:

                                  (i)      unaudited consolidated and
                 consolidating statements of income, retained earnings and cash flows for Foothill Group and its Consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, and unaudited consolidated and consolidating balance sheets of Foothill Group and its Consolidated Subsidiaries as of the close of such fiscal quarter, and exhibits to each, and

                                  (ii)     unaudited consolidated and
                 consolidating statements of income, retained and cash flow for the Company and its Consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, and an unaudited consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as of the close of such fiscal quarter, and exhibits to each.

all in reasonable detail, setting forth in comparative form the corresponding figures for the same period or as of the same date during the preceding fiscal quarter (except for the balance sheets, which shall set forth in comparative form the corresponding balance sheets as of the prior fiscal year end), and (except in the case of such consolidating statements) certified by an Authorized Representative of the Company as presenting fairly the financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal quarter, and the results of their operations and the changes in their financial position for such fiscal quarter, in conformity with GAAP, subject to year-end audit adjustments.

                          (c)     Compliance Certificates.  Within 90 days
after the end of each fiscal year of the Company and within 45 days after the end of each of the first three quarters of each fiscal year, the Company shall deliver to the Banks a certificate dated as of the end of such fiscal year or quarter, signed on behalf of the Company by its Authorized Representative (i) stating that as of the date thereof no Default or Event of Default has occurred and is continuing or exists, or if a Default or Event of Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by the Company, (ii) stating in reasonable detail the information and calculations necessary to establish compliance with the provisions of Article VII and Sections 8.02(a)(vii), 8.02(a)(viii), 8.03 and 8.08 hereof and (iii) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination made by or under the supervision of the signer sufficient to assure that such certificate is accurate.

                          (d)     Accountant's Certificate.  Each set of
consolidated statements and balance sheet of the Company delivered pursuant to
Section 6.01(a) hereof shall be accompanied by a certificate or report dated as of the date of such statements and balance sheet by the accountants who certified such statements and balance sheet stating in substance that they have reviewed this Agreement and that in making the examination necessary for their certification of such statements and balance sheet they did not become aware of any Default or Event of Default, or if they did become so aware, such certificate or report shall state the nature and period of existence thereof.

                          (e)     Other Reports and Information.  Promptly upon
the issuance or filing thereof, the Company shall deliver to the Banks a copy of all reports that the Company, any Subsidiary thereof or the Foothill Group shall file with the Securities and Exchange Commission (or any successor thereto), any other Governmental Authority with responsibility for regulating the business of the Company, any Subsidiary thereof, or Foothill Group or any securities exchange, and all reports, notices or statements sent to all holders of Capital Interests in or Indebtedness of the Company, any Subsidiary thereof or Foothill Group. The Company shall provide the Banks with copies of any certificates or notices furnished to any party in respect of any optional redemption of, or default under, any Senior Indebtedness (other than arising under the Multiyear Agreement and the 364 Day Agreement) or Subordinated Debt, which notice or certificate shall be delivered concurrently with the Company's delivery of such certificate or notice to such other party.

                          (f)     Net Receivable Information.  As soon as
practicable and in any event within 45 days after the close of each of the first three fiscal quarters of the Company and within 90 days after the close of the fiscal year of the Company, the Company shall furnish to the Banks a report (i) describing items included in the Net Amount of Finance Receivables and reports on Non-Performing Assets, in any case in excess of $1,000,000, (ii) describing the type and estimated market value of items included in Purchased Receivables in excess of $2,000,000, (iii) describing the type and estimated market value of items included in Purchased Receivables which are not secured or are not fully secured, (iv) listing each new Finance Receivable having a Net Amount in excess of $2,000,000 closed during such fiscal quarter, including a designation as to the type of Finance Receivable and a description of the collateral, (v) identifying the ten largest obligors by Net Amount of Finance Receivables, including a designation as to the type of Finance Receivable and a description of the collateral and (vi) listing all outstanding letters of credit and guarantees in excess of $1,000,000 as of the end of such fiscal quarter or fiscal year.

                          (g)     Further Information.  The Company will
promptly furnish to the Banks such other information and in such form as any Bank may reasonably request.

                 SECTION 6.02. Taxes and Claims. The Company and its Subsidiaries shall pay and discharge (a) all taxes, assessments and governmental charges upon or against them or their respective properties or assets prior to the date on which penalties attach thereto, unless and to the extent that such charges are being contested diligently in good faith by appropriate proceedings and adequate reserves in conformity with GAAP have been provided therefor on the books of the Company or such Subsidiary, as the case may be, and (b) all lawful claims, whether for labor, materials, supplies, services or anything else that might or could, if unpaid, become a Lien or charge upon the properties or assets of the Company or any Subsidiary thereof, which Lien would not be permitted under this Agreement, unless and to the extent such claims are being contested diligently in good faith by appropriate proceedings and adequate reserves in conformity with GAAP have been provided therefor on the books of the Company or such Subsidiary.

                 SECTION 6.03. Insurance. The Company and its Subsidiaries shall (a) keep all of their respective properties adequately insured at all times with responsible insurance carriers against loss or damage by fire ad other hazards, and (b) maintain adequate insurance at all times with responsible carriers against liability on account of damage to persons and property and under all applicable worker's compensation laws. For the purposes of this Section 6.03, insurance shall be deemed adequate if the same is not less extensive in coverage and amount than is customarily maintained by other persons engaged in the same or similar business similarly situated.

                 SECTION 6.04. Books and Records. The Company and its Subsidiaries shall maintain at all times true and complete books, records and accounts in which true and correct entries shall be made of its transactions in accordance with GAAP consistently applied and in compliance with the regulations of any Governmental Authority having jurisdiction over it.

                 SECTION 6.05. Properties in Good Condition. The Company and its Subsidiaries shall keep their respective properties in good repair, working order and condition (subject to such wear and tear as may occur in the ordinary course of business) and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.

                 SECTION 6.06. Inspection. The Company shall allow any representative of the Agent or any Bank to visit and inspect its properties and the properties of any Subsidiary of the Company, to examine and audit the books of account and other records and files of the Company and its Subsidiaries to make copies thereof and to discuss the affairs, business, finances and accounts of the Company and its Subsidiaries with their respective officers and employees, all at such reasonable times and as often as the Agent, the Issuing Bank or such Bank may request. Audits and inspections by or at the request of any Bank shall be at the expense of such Bank, and audits and inspections by or on behalf of the Agent shall be at the expense of all the Banks, except that, if an Event of Default shall have occurred and be continuing, all such audits and inspections by the Agent shall be at the expense of the Company. Any Bank may request an audit and inspection by the Agent if an Event of Default shall have occurred and be continuing.

                 SECTION 6.07. Pay Indebtedness and Perform Other Covenants. The Company shall make full and timely payments of the principal of and interest on all amounts owed by the Company to the Agent, the Issuing Bank or the Banks, whether now existing or hereafter arising, under the Agreement or otherwise, and the Company and its Subsidiaries shall comply duly with all the terms and covenants contained in each of the instruments and documents furnished in connection with or pursuant to the Loan Documents or otherwise, all at the times and places and in the manner set forth therein.

                 SECTION 6.08. Compliance With Laws. The Company and its Subsidiaries shall comply with all applicable laws and regulations, including but not limited to, federal, state and local laws and regulations relating to commercial lending, disclosure, collection and licensing, where the failure so to comply would have, in the opinion of management in consultation with counsel, a Material Adverse Effect.

                 SECTION 6.09. Notice of Certain Events. Promptly, but in no event later than ten Business Days after obtaining knowledge thereof, the Company shall give written notice to the Agent and the Banks of:

                          (a)     any litigation, including arbitrations, and
any investigations or proceedings before any Governmental Authority brought against the Company or any Subsidiary thereof (whether or not the claim is considered to be covered by insurance) that might, if determined adversely, have a Material Adverse Effect, or where the amount involved, when added together with all other amounts involved in any other litigation, investigation, arbitration or proceeding affecting the Company or any Subsidiary thereof, might have a Material Adverse Effect;

                          (b)     any written notice of a violation received by
the Company or any Subsidiary thereof from any Governmental Authority that, if such violation were established, might have a Material Adverse Effect; and

                          (c)     any Default or Event of Default, specifying
the nature and extent thereof and specifying the course of action to be taken by the Company to cure such Default or Event of Default.

                 SECTION 6.10. Environmental Laws, Etc. (a) Except to the extent that the following does not have and would not have, in the reasonable opinion of management, a Material Adverse Effect, the Company and each Subsidiary thereof shall: (i) keep all Property owned or operated by them or in their possession or over which they exercise control free of Hazardous Materials, (ii) comply with all requirements of all applicable Federal, state and local environmental, health, safety and sanitation laws, ordinances, regulatory and administrative authorities with respect thereof, (iii) not use any Property to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with, Hazardous Materials, (iv) not knowingly make or acquire any Finance Receivable secured by Property that has been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process, or deal in any manner with Hazardous Materials except upon conducting an environmental liability review that is satisfactory in the reasonable opinion of management, (v) not knowingly foreclose on or repossess any Property that has been so used, (vi) not knowingly cause or permit the installation or placement of Hazardous Materials onto any Property or onto any adjacent property or suffer the presence of Hazardous Materials on any Property. The Company and its Subsidiaries shall undertake promptly and pursue diligently to complete appropriate remedial clean up action in the event of any release of Hazardous Materials on, upon or into any property owned or operated by any of them or any Property adjacent thereto.

                          (b)     The Company agrees to provide the Agent with
copies of any notifications of releases of Hazardous Materials that the Company or any Subsidiary thereof either gives to or receives from any Governmental Authority or any other Person with respect to any Property owned or operated by any thereof or securing any Finance Receivable or Purchased Receivables, except where such release could not have a Material Adverse Effect. Such copies shall be sent to the Agent concurrently with the mailing or delivery of such copies of the Governmental Authority.

                 SECTION 6.11. Further Assurances. Upon the request of either the Agent or the Required Banks, the Company shall duly execute and deliver, or cause to be duly executed and delivered, to the Agent (without cost to the Agent, the Issuing Bank or the

Banks) such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of either the Agent or such Banks to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

                 SECTION 6.12. ERISA. The Company and each ERISA Affiliate shall comply with, and shall operate and maintain each Plan in compliance with, ERISA and all applicable provisions of the Code.

                 SECTION 6.13. Maintain Existence. The Company and each Subsidiary thereof shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect:

                          (a)     their current form of organization;

                          (b)     their good standing in their jurisdiction of
organization;

                          (c)     their qualification and good standing in each
jurisdiction in which the ownership of their properties or the nature of their business or both makes such qualification necessary or desirable; and

                          (d)     all their other rights, licenses, permits and
franchises,

the change, termination or loss of which might (other than as specified in clause (a) above) have a Material Adverse Effect; and shall conduct and operate their respective businesses in substantially the manner in which they currently are conducted and operated, without material alteration or change in the nature of such business; provided, however, that their merger of FCC Holdings into the Company shall not be deemed in and of itself to have a Material Adverse Effect.

                 SECTION 6.14. Company Credit Analysis. The Company shall, independently and without reliance on any Bank, the Agent or the Issuing Bank, make such credit analysis and other investigations, and request such documents and information, as it deems necessary and appropriate to make its own credit decision to Approve each Application and Agreement.

                                  ARTICLE VII
                              FINANCIAL COVENANTS

                 So long as any Letter of Credit Liability or any Shipside Bond Liability shall exist or any Bank shall have any Commitment hereunder or the Company shall have any obligation to pay any amount to the Agent, the Issuing Bank or any Bank hereunder, the Company covenants to the Banks, the Issuing Bank and the Agent as follows:

                 SECTION 7.01. Adjusted Consolidated Net Worth. Adjusted Consolidated Net Worth shall not be less than $75,000,000 at any time.

                 SECTION 7.02. Indebtedness. (a) Outstanding Senior Indebtedness (other than Guaranties) shall not exceed an amount equal to 340% of the sum of (i) Adjusted Consolidated Net Worth, plus (ii) outstanding Subordinated Debt.

                          (b)     Outstanding Subordinated Debt shall not
exceed an amount equal to 125% of Adjusted Consolidated Net Worth.

                          (c)     Outstanding Senior Subordinated Debt shall
not exceed an amount equal to 60% of the sum of (i) Adjusted Consolidated Net Worth, plus (ii) outstanding Junior Subordinated Debt.

                 Notwithstanding the foregoing, the Company agrees that the Banks shall have the benefit of the covenants contained in Section 9.6A of the Loan Agreement dated as of November 10, 1980, between the Company and each of the lenders named therein; provided that the Banks shall only be entitled to the benefits of said Section 9.6A so long as said sections have not been amended to be less restrictive than Section 7.02 hereof or any notes issued under the Loan Agreement dated as of November 10, 1980, shall remain outstanding; provided, however, the Company shall at all times be and remain subject to the provisions of Section 7.02 hereof.

                 SECTION 7.03. Unused Committed Bank Credit Facilities. The sum of (i) the aggregate outstanding face amount of commercial paper issued by the Company and (ii) the aggregate outstanding principal amount of loans permitted by Section 8.02(a)(ii)(B)(II) hereof shall not exceed the aggregate unborrowed amount available to the Company at such time under committed credit facilities.

                 SECTION 7.04. Purchased Receivables. The Net Amount of Purchased Receivables shall not exceed $75,000,000.

                 SECTION 7.05. Industry Concentration. The aggregate Net Amount of all Finance Receivables owed by all borrowers in any single industry, as defined by two-digit SIC codes, shall not exceed an amount equal to 10% of Consolidated Assets at the end of any two consecutive fiscal quarters of the Company. Notwithstanding the foregoing, Wholesale Trade Durable Goods (SIC Code 50) and Wholesale Trade Non-Durable Goods (SIC Code 51) shall be excluded from the above limitation.

                 SECTION 7.06. Settlement Securities. The aggregate book value (as measured by original cost) of all Settlement Securities granted to and held by the Company or any of its Subsidiaries shall not exceed 7.5% of Consolidated Assets.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

                 So long as any Letter of Credit Liability or any Shipside Bond Liability shall exist or any Bank shall have any Commitment hereunder or the Company shall have any obligation to pay any amount to the Agent, the Issuing Bank or any Bank hereunder, the Company covenants to the Bank, the Issuing Bank and the Agent as follows:

                 SECTION 8.01. Liens. The Company shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except:

                          (a)     Liens on Property existing on the Effective
Date which secure Indebtedness in an aggregate amount of less than $100,000;

                          (b)     Liens constituting renewals, extensions or
replacements of Liens permitted by clause (a) above, provided that the principal amount of the Indebtedness secured by any such new Lien does not exceed the principal amount of the Indebtedness being renewed, extended or refunded at the time of renewal, extension or refunding thereof and that such new Lien attaches only to the same property subject to such earlier Lien;

                          (c)     Liens securing taxes, assessments or
governmental charge or levies, or the claims or demands of materialmen, mechanics, carriers, workmen, repairmen, warehousemen, landlords and other like Persons, not yet delinquent or that are being contested diligently in good faith by appropriate proceedings and in respect of which adequate reserves in conformity with GAAP have been provided on the books of the Company or the applicable Subsidiary thereof;

                          (d)     other Liens (including pledges or deposits in
accordance with worker's compensation laws), incidental to the conduct of its business or the ownership of its property and assets, that are not incurred in connection with the borrowing of money or the obtaining of advances or credit, and that in the aggregate do not detract materially from the value of its property or assets, or materially impair the use thereof in the operation of its business;

                          (e)     attachment, judgment and other similar Liens
arising in connection with court proceedings, provided that execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being contested diligently in good faith by appropriate proceedings and adequate reserves in conformity with GAAP have been provided on the books of the Company or the applicable Subsidiary thereof;

                          (f)     purchase money Liens on tangible personal
property securing all or part of the purchase price thereof payable by the Company or a Subsidiary thereof (including, without limitation, tangible personal property acquired to be leased to customers of the Company or any Subsidiary thereof in the ordinary course of business) and Liens (whether or not assumed) existing in property at the time of purchase thereof by the Company or any Subsidiary thereof, as the case may be; provided that each such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof;

                          (g)     zoning restrictions, easements, minor
restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Company or any Subsidiary thereof;

                          (h)     Liens on assets of the Company acquired by
the Company as a result of foreclosures or deeds in lieu relating to collateral securing extensions of credit by the Company made in the ordinary course of business; provided, that in each such case such Lien is limited to such acquired asset; and

                          (i)     Liens (exclusive of those described in
subparagraphs (a) through (h) above) that secure or represent the incurring of Indebtedness the repayment of which in the aggregate for the Company and its Subsidiaries does not exceed $100,000 per fiscal year of the Company.

In no event shall this Section 8.01 be construed to permit any Lien imposed by, or required to be granted pursuant to, ERISA or any environmental law or any Lien on Capital Interests of any direct or indirect Subsidiary of the Company.

                 SECTION 8.02. Indebtedness. (a) The Company shall not, and shall not permit any Subsidiary thereof to, create, incur, assume or suffer to exist, contingently or otherwise, any Indebtedness, except:

                                  (i)      Indebtedness arising (A) hereunder
                 or under any of the other Loan Documents and (B) under the Multiyear Agreement and the 364 Day Agreement and the promissory notes issued by the Company thereunder;

                                  (ii)     the following other Senior
                 Indebtedness:

                                           (A)     Permitted Senior Debt, and

                                           (B)     subject to compliance with
                          the requirements of Section 7.03 hereof,

                                           (I)     Indebtedness evidenced by
                                  commercial paper issued by the Company,

                                           (II)    Indebtedness in respect of
                                  loans under uncommitted credit facilities extended by any financial institution provided that, the covenants, defaults and other requirements applicable to such Indebtedness are no more restrictive upon the Company and its Subsidiaries than those contained in the Loan Documents;

                                  (iii) Permitted Subordinated Debt;

                                  (iv)     Indebtedness secured by a Lien
                 described in subsections (f) or (h) of Section 8.01 hereof; provided that any such Indebtedness that is secured by a Lien described in such subsection (h) is not assumed by the Company or any Subsidiary thereof;

                                  (v) unsecured accounts payable and other current liabilities incurred in the ordinary course of business other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments;

                                  (vi)     obligations to return cash
                 collateral or security deposits taken as collateral for loans and leases extended by the Company in the ordinary course of its business;

                                  (vii) the following other Indebtedness:

                                        (A)     contingent liabilities arising
                          from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

                                        (B)     Indebtedness in respect of
                          letters of credit and guarantees, whether (I) issued directly by the Company or by a financial institution for the account of the Company or of third party customers of the Company, in either case fully supported by collateral pledged to the Company by third parties under existing credit facilities, issued in the ordinary course of the Company's business under usual customary terms for the account of persons who are not Affiliates or Subsidiaries of the Company or Foothill Group or (II) issued by a financial institution for the account of the Company to secure or support interest rate swaps, caps, collars or other interest rate risk management contracts entered into by the Company, provided, the aggregate contingent liability of the Company under such letters of credit and guarantees does not at any time exceed an amount equal to 60% of Consolidated Net Worth at such time;

                                        (C)     indemnities by the Company or
                          any Subsidiary thereof of the liabilities of its directors or officers pursuant to provisions contained in its articles of incorporation or by-laws or as otherwise permitted by applicable law; and

                                  (viii)  advances to, and other Indebtedness
                 of, any Subsidiary of the Company owed to or held by the Company, provided that the aggregate of all such advances and other Indebtedness at any time outstanding does not exceed an amount equal to 6% of Consolidated Net Worth at such time.

                          (b)     The Company shall not, and shall not permit
any Subsidiary thereof to, enter into any arrangements, directly or indirectly, with any Person, whereby the Company or any Subsidiary thereof shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in its business in connection with the rental or lease of the property so sold or transferred or of other property that the Company or any Subsidiary thereof intends to use for substantially the same purpose or purposes as the property so sold or transferred.

                 SECTION 8.03. Restricted Payments. (a) the Company, on a consolidated basis with its subsidiaries, shall not make, or commit to make, any Restricted Payment if after giving effect to the proposed Restricted Payment, at the date of declaration in the case of a dividend or at the date of distribution in the case of any other proposed Restricted Payment (each such date, as the case may be, being herein called the "Computation Date"),

                                  (i)  the sum of

                                        (A)     the aggregate amount of all
                          dividends (other than dividends payable solely in Capital Interests of the Company) declared during the period commencing January 1, 1994, and ending on the Computation date (herein called the "Computation Period"), plus

                                        (B)     the aggregate amount of all
                          other Restricted Payments made during the Computation Period (and any commitments for other Restricted Payments during the Computation Period and outstanding on the Computation Date)

                 exceeds $15,326,000 plus 50% (or, in the case of a deficit, minus 100%) of Consolidated Net Income for the Computation Period;

                                  (ii) the sum of all such Restricted Payments for the current fiscal year exceeds Consolidated Net Income for the immediately preceding fiscal year; and

                                  (iii) at the time of such Restricted Payment and immediately after giving effect thereto, a Default or Event of Default shall have occurred and be continuing.

                          (b)     Notwithstanding the foregoing restrictions of
this Section 8.03, the Company may make an optional payment in respect of any outstanding Subordinated Debt in exchange for, or out of the net proceeds of the substantially concurrent sale of, its Capital Interests or other Subordinated Debt, and no such optional payment shall be included in any computation for the above subsection (a).

                 SECTION 8.04. Investments. The Company shall not make or obligate itself to make, and shall not permit any Subsidiary to make or obligate itself to make any Restricted Investment, except:

                          (a)     trade credit extended, and loans and advances
extended to subcontractors or suppliers, under usual and customary terms in the ordinary course of business;

                          (b)     advances to employees to meet expenses
incurred by such employees in the ordinary course of business;

                          (c)     subject to Section 8.10 hereof, credit
extended under usual and customary terms in the ordinary course of the Company's business to Persons who are not Affiliates or Subsidiaries of the Company or Foothill Group;

                          (d)     subject to Section 7.06 hereof, Settlement
Securities;

                          (e)     Capital Interests in Persons that, as of the
Effective Date, are Subsidiaries;

                          (f)     advances by the Company to, and other
Indebtedness held by the Company of, any Subsidiary thereof; provided that such advances and other Indebtedness are permitted pursuant to Section 8.02(a)(viii) hereof; and

                          (g)     subject to Section 7.04 hereof, Public Debt
Securities and Non-Public Debt Instruments.

                 SECTION 8.05. Merger, Consolidation, Sale and Transfer of Assets. (a) The Company shall not, and shall not permit any Subsidiary thereof to, enter into any transaction of merger, consolidation, partnership, or joint venture with, or transfer, sell, assign, lease, or otherwise dispose of their respective properties or assets to any Person, or purchase all or a substantial portion of the properties or assets of any other Person from such Person, other than in the ordinary course of business except that:

                                  (i)      The Company may make cash
                 acquisitions of secured commercial finance or leasing portfolios in an amount, in any fiscal year, up to 10% of

                 Consolidated Assets as of the end of the previous fiscal year;

                                  (ii)  The Company may sell or dispose of
                 assets, other than in the ordinary course of business, in an amount, in any fiscal year, up to 2.5% of Consolidated Assets as of the end of the previous fiscal year; and

                                  (iii) Any Subsidiary of the Company may
                 consolidate or merge into the Company, provided that the Company is the survivor of any such consolidation or merger.

                          (b)     The Company shall not, and shall not permit
any Subsidiary thereof to, sell to any Person (other than the Company or any Subsidiary thereof) any Capital Interests in any Subsidiary of the Company owned by the Company or any other Subsidiary thereof.

                 SECTION 8.06. Permitted Business. The Company shall not engage in any business which is substantially different from the business of secured commercial financing and leasing. FCC Holdings shall only engage in its business of owning, operating and liquidating Repossessed Assets.

                 SECTION 8.07. Amendments of Agreements. The Company shall not amend, modify or change, in any material respect, any of the terms of its Subordinated Debt if after giving effect to such modification, such Subordinated Debt would fail to qualify as Permitted Subordinated Debt if newly issued upon such modified terms (other than because of its then remaining maturity and weighted average life to maturity). The Company shall not amend, modify, or change any of the terms of the subordination provisions applicable to any Subordinated Debt. The Company will not amend, modify or change in any material respect any of the terms of its Senior Indebtedness if, after giving effect to such modification, such Senior Indebtedness would fail to qualify as Permitted Senior Debt if newly issued upon such modified terms.

                 SECTION 8.08. Transactions with Affiliates. (a) Neither the Company nor any Subsidiary thereof shall enter into, or cause, suffer, or permit to exist, any transactions, including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate, on terms that are less favorable to it than those that would be obtainable at the time from any Person that is not such an Affiliate.

                          (b)     Neither the Company nor any Subsidiary
thereof shall make any payments to or on behalf of, or transfer funds to, Foothill Group or any Subsidiary thereof, except that if no Default or Event of Default has occurred and is continuing or exists or would occur or exist as a result thereof:

                                  (i)   the Company and its Subsidiaries may
                 pay allocated administrative overhead expenses in an aggregate amount not to exceed 2% of Total Revenues per fiscal year of the Company, to the extent charged to the Company and its Subsidiaries by Foothill Group;

                                  (ii)  the Company and its Subsidiaries may
                 pay taxes chargeable, on the basis of GAAP, to the Company and such Subsidiaries in accordance with the tax sharing arrangements described on Schedule III;

                                  (iii)  subject to the provisions of the
                 Foothill Group Subordination Agreement, the Company may make regularly scheduled payments on account of the Foothill Group Subordinated Debt; and

                                  (iv)  the Company may pay dividends on its
                 Capital Interests held by Foothill Group and other Restricted Payments to the extent such payments otherwise are permitted under the provisions of Section 8.03 hereof.

                          (c)     The Company and its Subsidiaries may carry
out such transactions with its Affiliates as are described on Schedule IV hereto.

                 SECTION 8.09. Inconsistent Agreements. The Company shall not, and shall not permit any Subsidiary thereof to, enter into any agreement that contains any provisions that would be violated or breached by any Issuance of any Letter of Credit hereunder or by the performance by the Company or any Subsidiaries of their respective obligations under any of the Loan Documents or by the granting of any security for the pro rata benefit of the holders of the obligations of the Company hereunder and other Senior Indebtedness on a pari passu basis. The Company shall not, and shall not permit any Subsidiary thereof to, enter into, become or remain subject to any agreement or instrument to which the Company or such Subsidiary is a party or by which either of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents.

                 SECTION 8.10. Borrower Concentration. The Company will not enter into any lending arrangement with any borrower if, immediately after the consummation of such lending arrangement and after giving effect thereto: (a) there shall be more than ten borrowers for which the aggregate principal amount of all loans, letters of credit, guarantees and other obligations by the Company to each such borrower exceeds 10% of Consolidated Capital Funds or (b) the aggregate principal amount of all loans, letters of credit, guarantees and other obligations by the Company to such borrower would exceed 15% of Consolidated Capital Funds.

                 SECTION 8.11. Subsidiaries. The Company shall not, and shall not permit any Subsidiary thereof to, undertake or cause the incorporation or organization of any Subsidiaries.

                 SECTION 8.12. Consolidated Tax Return. The Company shall not, and shall not suffer any Subsidiary thereof to, file or consent to the filing of any consolidated income tax return with any Person other than Foothill Group and its Subsidiaries or to pay income tax liabilities otherwise than in accordance with the tax sharing arrangements described on Schedule III.

                 SECTION 8.13. Compliance with ERISA. The Company shall not permit or suffer to exist any Prohibited Transaction involving any of the Plans or any trust created thereunder that would subject the Company or any ERISA Affiliate to a material tax or penalty on Prohibited Transactions imposed under Code Section 4975 or ERISA Sections 502(i) or 502(1); fail to pay to any Plan any required contribution under the terms of such Plan; permit or suffer to exist any liability under Code Section 4980B or Treasury Regulations (whether proposed or final) relating thereto; or permit or suffer to exist any tax or penalty for failure to comply with the requirements of Title of ERISA, which singly or in the aggregate would result in any material liability, tax or penalty to the Company and/or any ERISA Affiliate.

                                   ARTICLE IX
                               EVENTS OF DEFAULT

                 SECTION 9.01. Events of Default. An "Event of Default" means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation by law):

                          (a)     The Company shall fail to pay when due any
amount payable hereunder and, with respect to amounts other than principal, such default shall continue for more than two days; or

                          (b)     The Company or any Subsidiary thereof shall
default in the performance or observance of any covenant, agreement or provision contained in Sections 6.02, 6.04, 6.13, Article VII or Article VIII hereof; or

                          (c)     The Company or any Subsidiary thereof shall
default in the performance or observance of any other covenant, agreement or provision of this Agreement (other than Section 6.07 hereof) and such default shall not have been remedied within 30 days after such failure shall first have become known to any officer of the Company or such Subsidiary as the case may be; or

                          (d)     The Company or any Subsidiary thereof shall
default in the performance or observance of any covenant, agreement or provision of any other Loan Document or in any other agreement, instrument or document delivered to the Agent, any Bank or the Issuing Bank and such default shall not have been remedied within such grace or cure period, if any, as may be provided therefor; or

                          (e)     The Company or any Subsidiary thereof shall
default (i) in the payment of any principal, interest or premium with respect to any Indebtedness (other than Indebtedness under this Agreement) for borrowed money or any obligation that is the substantive equivalent thereof and such default shall continue for more than the period of grace, if any, therein specified, or (ii) the performance or observance of any other term, condition or agreement contained in any such Indebtedness or obligation or in any agreement relating thereto if the effect thereof is to cause, or permit the holder or holders of such Indebtedness or obligation (or a trustee on behalf of such holder or holders) to cause, such Indebtedness or obligation to become due, or requiring the Company to repurchase or repay such Indebtedness or obligation, prior to its scheduled maturity; or

                          (f)     Any representation or warranty made by the
Company (or any of its officers) under this Agreement or any statement made by the Company or any Subsidiary thereof in any financial statement, certificate, report, exhibit, writing or statement furnished by the Company or any Subsidiary thereof to the Issuing Bank, the Agent or the Banks pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect as of the time when made; or

                          (g)     Any "Event of Default" as defined in and
under the Multiyear Agreement or the 364 Day Agreement shall have occurred and be continuing; or

                          (h)     The Company or any Subsidiary thereof shall
admit in writing its inability to pay its debts or obligations or shall file a petition or seek relief under or take advantage of any insolvency law; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator, custodian or conservator of itself or of the whole or substantially all of its property; file a petition or an answer to a petition under any chapter of the United States Bankruptcy Code, as amended (U.S.C. Section 101 et seq.); or file a petition or seek relief under or take advantage of any other similar law or statute of the United States, any state thereof or any foreign country; or

                          (i)     A court of competent jurisdiction shall enter
an order, judgment or decree appointing or authorizing a receiver, trustee, liquidator, custodian or conservator of the Company or any Subsidiary thereof or of the whole or substantially all of the property of any thereof, or enter an order for relief against the Company or any Subsidiary thereof in any case commenced under any chapter of the United States Bankruptcy Code, as amended, or grant relief under any other similar law or statute of the United States, any state thereof or any foreign country; or under the provisions of any law for the relief or aid of debtors, a court of competent jurisdiction or a

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receiver, trustee, liquidator, custodian or conservator shall assume custody or control or take possession of the Company or any Subsidiary thereof or of the whole or substantially all of the property of any thereof; or there is commenced against the Company or any Subsidiary thereof any proceeding for any of the foregoing relief or a petition is filed against the Company or any Subsidiary thereof under any chapter of the United States Bankruptcy Code, as amended, or under any other similar law or statute of the United States or any state thereof or any foreign country and such proceeding or petition remains undismissed for a period of 60 days; or the Company or any Subsidiary thereof by any act indicates its consent to, approval of or acquiescence in any such proceeding or petition; or

                          (j)     Any judgment or judgments against the Company
or any Subsidiary thereof or any attachment or execution against any of their respective properties for any amount or amounts, in any case or in the aggregate, in excess of $500,000 shall remain unpaid, unstayed, undismissed or unbonded for a period of more than 60 days; or

                          (k)     (i)      Any Person shall engage in any
Prohibited Transaction involving any Plan, or (ii) any other event or condition shall occur or exist with respect to a Plan; and in the case of clause (ii) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its ERISA Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company or such Subsidiary; or

                          (l)     Capital Interests of the Company are pledged
as security for any obligations of Foothill Group; or

                          (m)     A Change in Control shall occur; or

                          (n)     Any term or provision of the subordination
provisions contained in the documents related to the Subordinated Debt shall cease to be in full force and effect, or the Company, Foothill Group, or any holder of Subordinated Debt (or any trustee or agent on behalf of, or pledgee of, such holders) shall, or shall purport to, terminate, repudiate, declare voidable or void or otherwise contest any term or provision of such subordination provisions; or

                          (o)     Any Loan Document or term or provision
thereof shall cease to be in full force and effect, or the Company shall, or shall purport to, terminate, repudiate, declare voidable or void or otherwise contest, any Loan Document or term or provision thereof or any obligation or liability of the Company thereunder.

                 SECTION 9.02.  Consequences of an Event of Default.

                          (a)     If an Event of Default specified in any one
of subsections (a) through (g) or (j) through (o) of Section 9.01 hereof shall occur or exist then, in addition to all other rights and remedies which the Agent, the Issuing Bank or any Bank may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Agent from time to time may with the consent, and shall upon the request, of the Required Banks do any or all of the following:

                                  (i)      by notice to the Company, declare
                 the obligation of the Issuing Bank to Issue Letters of Credit and Shipside Bonds and the Banks to purchase participations therein to be terminated, whereupon the same shall forthwith terminate;

                                  (ii)  by notice to the Company, declare all
                 Letter of Credit Liability relating to the Letters of Credit, all Shipside Bond Liability relating to Shipside Bonds and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all such Letter of Credit Liability, Shipside Bond Liability and amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefore shall immediately accrue;

                                  (iii)  by notice to the Company, require the
                 Company to provide to the Agent, in order to secure the payment of the Letter of Credit Liability relating to the Letters of Credit and the Shipside Bond Liability relating to Shipside Bonds Issued by the Issuing Bank, cash collateral in an aggregate amount equal to the sum of such aggregate Letter of Credit Liability and Shipside Bond Liability; and

                                  (iv)  may exercise any other remedies
                 provided hereunder or by law.

                          (b)     If an Event of Default specified in
subsection (h) or (i) of Section 9.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Agent, the Issuing Bank or any Bank may have hereunder or under any other Loan Documents, at law, in equity or otherwise, (i) the obligation of the Issuing Bank to Issue Letters of Credit and Shipside Bonds and the Banks to purchase participations therein shall automatically be terminated and (ii) all Letter of Credit Liability relating to the Letters of Credit and the Shipside Bond Liability relating to Shipside Bonds and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby waived, and an action therefore shall immediately accrue.

                 SECTION 9.03. Suits for Enforcement. In case any one or more Events of Default shall occur and be continuing, the Agent, the Issuing Bank and the Banks may proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein, in the other Loan Documents, or in any document or instrument delivered in connection with or pursuant to this Agreement or the other Loan Documents or to enforce any other legal or equitable right or remedy.

                                   ARTICLE X
                           THE AGENT AND ISSUING BANK

                 SECTION 10.01. Authorization and Action. (a) Each Bank and the Issuing Bank each hereby irrevocably appoints and authorizes Bank of America to act as Agent under this Agreement and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or other Loan Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting upon the instructions of the Required Banks, in which case (i) it shall be fully protected in so acting or refraining from acting, (ii) it need not comply with such instructions until it is indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of such compliance, and (iii) such instructions and compliance shall be binding upon all Banks; provided, however, that, unless and until the Agent shall have received such instructions in connection with a Default, an Event of Default or any default under any document, agreement or instrument delivered in connection herewith, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event, default or condition as it shall deem advisable in the best interests of the Banks; and provided, further, that the Agent shall not in any case be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

                          (b)  The Agent agrees to give to each Bank prompt
notice of each notice given to it by the Company pursuant to the terms of this Agreement.

                          (c)  Notwithstanding any provision to the contrary in
this Agreement or any of the other Loan Documents, the Agent shall not have any duties or responsibilities except those expressly set forth herein or therein, nor any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

                          (d)  The Agent may execute any of its duties by or
through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, in order to comply with any legal requirement in any jurisdiction, the Agent may appoint another bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Agent, or to act as separate agent or agents on behalf of the Banks, with such power and authority as may be necessary for the effective operation of the provisions hereof and may be specified in the instrument of appointment (which, in the discretion of the Agents, may include provisions for the protection of such co-agent or separate agent similar to the provisions of this Article X). The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                          (e)  The Issuing Bank shall act on behalf of the
Banks with respect to any Letters of Credit and Shipside Bonds Issued by it and the documents associated therewith until such time and except for so long as the Agent may elect to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities
(i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit and Shipside Bonds Issued by it or proposed to be Issued by it and the Application and Agreements relating to the Letters of Credit or Shipside Bonds as fully as if the term "Agent", as used in this Article X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

                 SECTION 10.02. Agent's Reliance, Etc. (a) Neither the Agent nor any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be take in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made or received in or in connection with the Agreement or any Loan Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Company or any Account Party or to inspect the property (including the books and records) of the Company; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be teletransmitted) or statement or conversation believed by it to be genuine and signed, sent or made by the proper party or parties.

                          (b)  The Agent shall not be deemed to have knowledge
or notice of the occurrence of any Default or Event of Default unless the Agent shall have actual knowledge thereof or shall have received notice from any Bank or the Company describing such event, act or condition, Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent has such actual knowledge or receives such a notice, the Agent shall give notice thereof to the Banks.

                 SECTION 10.03. Bank of America and Affiliates. Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, acquire or act as placement agent for debt or equity interests in, act as trustee under indentures of, and generally engage in any kind of business with, the Company or any Account Party and any person who may do business with or own securities of the Company or any Account Party, all as if Bank of America were not the Agent and without any duty to account therefor to the Banks. The Company and the Banks acknowledge and consent to the Agent acting as Agent under the Multiyear Agreement and 364 Day Agreement and waive any conflict or potential conflict that may occur as a result of its acting in such capacity.

                 SECTION 10.04. Bank Credit Decision. (a) Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section
6.01 hereof and such other documents, investigation and information as it has deemed appropriate, make its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents, investigation and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

                          (b)  Each Bank expressly acknowledges that neither
the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Company, Foothill Group and their respective Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Bank.

                          (c)  Except for notices, reports and other documents
expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall have no duty or responsibility to provide to any Bank any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Company, Foothill Group or any Subsidiary of either thereof that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                 SECTION 10.05. Indemnification. Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Company or any Account Party), ratably according to the respective Bank's Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that at any time (including without limitation at any time following the payment of any or all Reimbursement Obligations) may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, any other Loan Document or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including without limitation the fees and disbursements of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal or bankruptcy proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Company or any Account Party. The covenants contained in this Section 10.05 shall survive the satisfaction of the obligations of the Company arising under this Agreement.

                 SECTION 10.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof, or an Affiliate of such bank, having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring

Agent's resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                                   ARTICLE XI
                         ASSIGNMENTS AND PARTICIPATIONS

                 SECTION 11.01. Assignments. (a) Each Bank may assign to one or more commercial banks all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment), provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of the assigning Bank's rights and obligations under this Agreement, (ii) unless the Agent otherwise consents, the aggregate amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its approval and acceptance, an Assignment and Acceptance, together with a processing and recordation fee of $2,500.00. Upon such execution, delivery, approval, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto) except that in all cases the Bank assignor shall remain entitled to the rights and benefits arising under Sections 2.10 and 2.11, and shall remain liable with respect to any of its obligations arising under Article X hereof with respect to any matters arising prior to the effective date of any such assignment.

                          (b)  By executing and delivering an Assignment and
Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Account Party or the performance or observance by the Company or any Account Party of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.17 hereof and such other Loan Documents and other documents and information as it has deemed appropriate to make its credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee;
(vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                          (c)  The Agent shall maintain at its address referred
to in Section 12.02 hereof a copy of each Assignment and Acceptance delivered to and accepted by it. Such copies shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Banks may treat each assignee whose name is set forth in such copies as a Bank hereunder for all purposes of this Agreement. Such copies of Assignments and Acceptances shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                          (d)  Upon its receipt of an Assignment and Acceptance
executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been properly completed and is in substantially the form of Exhibit C, accept such Assignment and Acceptance, and give prompt notice thereof to the Company.

                 SECTION 11.02. Participations. Each Bank may sell participations to one or more commercial banks in all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment to the Company hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

                                  ARTICLE XII
                                 MISCELLANEOUS

                 SECTION 12.01.  Amendments, Etc.

                          (a)  Amendments with Consent of Agent.  The Company
or any Account Party and the Agent may enter into one or more amendments to any Loan Document without the consent of any Bank for any of the following purposes:

                                  (1)  to cure any ambiguity, defect or
                 inconsistency herein or in any Application or Agreement or to make any change not inconsistent with the provisions hereof;

                                  (2) to convey, transfer, assign, mortgage or pledge any property to or with the Agent, or to make any other provisions with respect to matters or questions arising hereunder or under any Application and Agreement so long as such action shall not adversely affect the interests of the Banks;

                                  (3)  to add the covenants of the Company
                 hereunder for the benefit of the Banks; and

                                  (4)  to add to the rights of the Banks.

Any such amendment must be in writing and signed by the Agent to be effective and then such amendment shall be effective only in the specific instance and for the specific purpose for which given.

                          (b)  Amendments with Consent of Banks.  Except as
provided in subsection (a) of this Section 12.01, no amendment, modification or waiver of any provision of any Loan Document, nor consent to any departure by the Company or any Account Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (i) waive any of the conditions specified in Section 4.01, 4.02, or 4.03 hereof, except as otherwise provided in such Sections, (ii) increase the Commitments of the Banks or subject the Banks to any additional obligations, (iii) reduce the principal of, or interest on, the Letter of Credit Liability or the Shipside Bond Liability or any fees or other amounts payable hereunder, (iv) postpone any date fixed for any payment of principal of, or interest on, the Letter of Credit Liability or the Shipside Bond Liability or any fees or other amounts payable hereunder, (v) change the Percentage, or the aggregate unpaid principal amount of the Letter of Credit Liability or the Shipside Bond Liability, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder or (vi) amend this Section 12.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

                 SECTION 12.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including teletransmission communication) and mailed or teletransmitted or delivered, if to the Company, at its address at:

                          11111 Santa Monica Boulevard
                          Suite 1500
                          Los Angeles, California  90025
                          Attention:  David C. Hilton
                          Facsimile:  (310) 478-2961;

if to any Bank, at its address listed on the signature pages hereof or on the signature page of the Assignment and Acceptance pursuant to which it became a Bank; if to the Issuing Bank, at its address at:

                          2049 Century Park East
                          Suite 300, No. 1417
                          Los Angeles, California  90067
                          Attention:  Sheryl E. Bond
                          Facsimile:  (310) 785-6100;

with a copy to:

                          1455 Market Street
                          13th Floor, No. 5596
                          San Francisco, California  94103
                          Attn:  Ann E. Mead, Global Agency
                          Facsimile:  (415) 622-4894

and if to the Agent, at its address at:

                          1455 Market Street
                          13th Floor, No. 5596
                          San Francisco, California  94013
                          Attn:  Ann E. Mead, Global Agency
                          Facsimile:  (415) 622-4894

or, as to each party, at such other address as shall be designated by such party in a written notice to the Company and the Agent; provided, that the Company is not required to furnish to the Issuing Bank the financial reports specified in Sections 6.01(a) and 6.01(b) hereof. All notices and other communications provided for hereunder shall be in writing and shall be deemed to have been given (a) three days after the date mailed if sent by registered or certified mail, postage prepaid, return receipt requested, (b) on the day of delivery if personally delivered, (c) on the day of transmission if (i) sent by teletransmission (including facsimile) and (ii) confirmed on the same day as such notice is sent by telephonic notice and by one of the other two methods listed above.

                 SECTION 12.03. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure on the part of the Agent, the Issuing Bank or any Bank in exercising any right, power or privilege under this Agreement, any other Loan Document or any other documents or instruments delivered pursuant to or in connection with this Agreement shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided under this Agreement, or other Loan Documents and any other documents or instruments delivered pursuant to or in connection with this Agreement are cumulative and not exclusive of any rights or remedies which the Agent, the Issuing Bank and each bank would otherwise have.

                 SECTION 12.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses incurred by
(i) the Issuing Bank and the Agent from time to time in connection with the preparation, execution, delivery, filing, recording, administration, modification or amendment of this Agreement, the other Loan Documents, and any documents or instruments delivered pursuant to or in connection with this Agreement, (ii) the Banks, the Issuing Bank and the Agent in connection with the enforcement (whether in the context of a civil action, adversary proceeding, bankruptcy or otherwise, but excluding any negotiated workout) of this Agreement, the other Loan Documents, and such other documents and instruments and (iii) the Agent in connection with any negotiated workout of this Agreement, the other Loan Documents, and such other documents and instruments, in each case of classes (i), (ii) and (iii) above including, without limitation, the reasonable fees and disbursements of counsel, audit charges, appraisal fees, search fees and filing fees. The Company agrees to be responsible for payment of these amounts referred to in this Section 12.04 whether or not any Letters of Credit or Shipside Bonds are issued hereunder.

                          (b)  The Company further agrees that, in the event
that the Banks, the Issuing Bank or the Agent shall retain or engage counsel (including "in house" counsel) to collect or enforce or protect its interests with respect to this Agreement, any of the other Loan Documents, or any document or instrument delivered pursuant to this Agreement, the Company shall pay, within 10 days after demand therefor, all of the costs and expenses of such collection, enforcement or protection, including the reasonable fees and disbursements of such counsel, and the Bank, the Issuing Bank or the Agent may take judgment for all such amounts, in addition to the other obligations of the Company due and payable hereunder.

                          (c)  References in this Section 12.04 and elsewhere
in this Agreement to "fees and disbursements of counsel" shall include, without limitation, all reasonable fees of counsel (including the actual charges and disbursements of "in-house" counsel) arising from the services (including, without limitation, services in respect of actions and proceedings and appeals therefrom) of such counsel under or in respect of or in connection with this Agreement and the other Loan Documents, and all reasonably incurred expenses, costs, charges and other fees of such counsel; and all such fees and disbursements shall constitute obligations of the Company to the Banks, the Issuing Bank and the Agent under this Agreement. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; long distance telephone charges; courier and messenger charges; facsimile and other teletransmission charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such services.

                          (d)  The agreements in this Section 12.04 shall
survive the payment of any and all of the Reimbursement Obligations.

                 SECTION 12.05. Right of Set-Off. If any obligation of the Company arising hereunder shall be due and payable (by acceleration or otherwise), each Bank and the Issuing Bank and any branch, subsidiary or affiliate of such Bank or the Issuing Bank anywhere in the world shall each have the right, in addition to all other rights and remedies available to it, without prior notice to the Company, to set-off against and to appropriate and apply to such obligations any debt, liability or obligation of any nature owing to the Company by such Bank or the Issuing Bank or by such branch, subsidiary or affiliate including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Company with such Bank or the Issuing Bank or such branch, subsidiary or affiliate. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Bank or the Issuing Bank shall have given notice or made any demand hereunder, whether or not such debt, liability or obligation owing to or funds held for the account of the Company is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Issuing Bank. The Company hereby consents to and confirms the foregoing arrangements and confirms the rights and remedies of each Bank, the Issuing Bank, and those of each such branch, subsidiary or affiliate. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank's or the Issuing Bank's other rights and remedies or those of any such branch, subsidiary or affiliate. The Agent and each Bank agree that any setoff shall be applied ratably based upon the Indebtedness outstanding under this Agreement, the 364 Day Agreement and the Multiyear Agreement. Each Bank and the Issuing Bank each agree promptly to notify the Company after any such set-off and application made by such Bank or the Issuing Bank, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                 SECTION 12.06. Binding Effect. On and after the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Company, the Agent, the Issuing Bank and each Bank and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

                 SECTION 12.07. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

                 SECTION 12.08. Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                 SECTION 12.09. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all previous understandings, written or oral, in respect thereof.

                 SECTION 12.10. Execution in Counterparts. This Agreement may be execute in any number of counterparts and by different paries hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken shall constitute one and the same agreement.

                 SECTION 12.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, except, in the case of Article II hereof, to the extent such laws are inconsistent with the UCP.

                 SECTION 12.12. WAIVER OF JURY TRIAL AND SETOFF. EACH OF THE COMPANY, THE AGENT, THE BANKS AND THE ISSUING BANK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, OR THE ACTIONS OF THE AGENT, ANY BANK OR THE ISSUING BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF; AND THE COMPANY HEREBY WAIVES THE RIGHT TO INTERPOSE ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM AGAINST THE BANKS, THE ISSUING BANK AND THE AGENT, OR ANY OF THEM, IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING, IRRESPECTIVE OF THE NATURE OF SUCH SETOFF, COUNTERCLAIM OR CROSS-CLAIM; PROVIDED, HOWEVER, THAT THE COMPANY SHALL NOT BE PRECLUDED FROM ASSERTING ANY SUCH CROSS-CLAIM OR COUNTERCLAIM THAT, PURSUANT TO APPLICABLE PROCEDURAL LAWS, COULD NOT BE RAISED IN A SEPARATE PROCEEDING.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                       FOOTHILL CAPITAL CORPORATION


                                       By:  /s/ D.C. HILTON
                                           ------------------------------
                                       Title: EVP


                                       BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION, as Agent


                                       By:  /s/ AL ELLEND
                                           -------------------------------
                                           Vice President

                                       BANKS

Commitment                             BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION, as Issuing Bank
$15,000,000                            and as a Bank


                                       By:  /s/ SHERYL BOND
                                           -------------------------------
                                           Vice President


                                       By:  /s/ KATHY BABBITT
                                           -------------------------------
                                           Vice President


                                       Address for Notices:

                                       2049 Century Park East, Suite 300
                                       Los Angeles, California  90067

Commitment                             NATIONAL WESTMINSTER BANK USA

$10,000,000
                                       By:  /s/ STEPHANIE WILSON
                                           -------------------------------
                                           Title: Vice President

                                       Address for Notices:

                                       175 Water Street, 28th Floor
                                       New York, NY  10038-4924

(Signatures continue)

Commitment                             THE BANK OF NEW YORK

$5,000,000
                                       By:  /s/ OLAIJIRHA BANGHOSE
                                           ----------------------------
                                       Title: Assistant Vice President

                                       Address for Notices:

                                       10990 Wilshire Boulevard
                                       Suite 1700
                                       Los Angeles, California 90024


Commitment                             THE BANK OF NOVA SCOTIA

$5,000,000
                                       By:  /s/ JAMES M. SPANIER
                                           ----------------------------
                                       Title: Relationship Manager

                                       Address for Notices:

                                       101 California Street,
                                       48th Floor
                                       San Francisco, California 94111


Commitment                             FIRST BANK NATIONAL ASSOCIATION

$5,000,000
                                       By:  /s/ DAVID A. DRAXLER
                                           ----------------------------
                                       Title: Vice President

                                       Address for Notices:

                                       601 Second Avenue South
                                       7th Floor
                                       Minneapolis, Minnesota 55402


Commitment                             FIRST INTERSTATE BANK OF CALIFORNIA

$5,000,000

                                       By:  /s/ KATHRYN D. PLUMB
                                           ----------------------------
                                       Title: Vice President

                                       Address for Notices:

                                       21021 Ventura Boulevard, Suite 101
                                       Woodland Hills, California 91364


(Signatures continue)

Commitment                             HARRIS TRUST AND SAVINGS BANK

$5,000,000
                                       By:    /s/ JEROME P. CROKIN
                                           ------------------------
                                       Title: Vice President

                                       Address for Notices:

                                       111 West Monroe Street
                                       Chicago, Illinois 60690


Commitment                             MELLON BANK, N.A.

$5,000,000
                                       By:    /s/ CAROL A. NEYLAND
                                           ------------------------
                                       Title: First VP

                                       Address for Notices:

                                       300 So. Grand Avenue
                                       Suite 3800
                                       Los Angeles, CA  90071


Commitment                             NATIONAL BANK OF CANADA

$5,000,000
                                       By:    /s/ MARK J. LOCHER
                                           ------------------------
                                       Title: AVP

                                       By:    /s/ GEORGE A. BALUP
                                           ------------------------
                                       Title: VP

                                       Address for notices:

                                       725 South Figueroa Street
                                       Suite 1690
                                       Los Angeles, CA  90017-54116


Commitment                             PNC BANK, NATIONAL ASSOCIATION

$5,000,000
                                       By:    /s/ BRIAN J. REED
                                           ------------------------
                                       Title: Vice President

                                       Address for notices:

                                       55 South Lake Avenue
                                       Pasadena, CA  91101


(Signatures continue)

Commitment                             SANWA BANK CALIFORNIA

$5,000,000
                                       By:    /s/ MICHAEL PLATT
                                           ------------------------
                                       Title: Vice President

                                       By: ________________________
                                       Title:

                                       Address for notices:

                                       Sherman Oaks Commercial Center
                                       14724 Ventura Blvd., Suite 1000
                                       Sherman Oaks, CA  91403


Commitment                             SHAWMUT BANK CONNECTICUT, N.A.

$5,000,000
                                       By:    /s/ JOSEPH SAVAGE
                                           ------------------------
                                       Title: Managing Director

                                       Address for notices:

                                       777 Main Street
                                       Hartford, CT  06115


Commitment                             UNITED STATES NATIONAL BANK
                                       OF OREGON

$5,000,000
                                       By:    /s/ SCOTT J. BELL
                                           ------------------------
                                       Title: Vice President

                                       Address for notices:

                                       111 S.W. Fifth Avenue, Suite 2900
                                       Portland, OR  97204

____________
$80,000,000                            Total of the Commitments